UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2020

Commission File No. 1-9924

__________________________________

A.Full title of the plan and the address of the plan, if different from that of the issuer named below:

CITI RETIREMENT SAVINGS PLAN
Plans Administration Committee
388 Greenwich Street, 15th Floor
New York, NY 10013

B.Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Citigroup Inc.
388 Greenwich Street
New York, NY 10013

CITI RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 2020 and 2019
(With Report of Independent Registered Public Accounting Firm Thereon)

CITI RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 2020 and 2019
*    Other schedules required by Form 5500 which are not applicable have been omitted

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator
Citi Retirement Savings Plan :

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Citi Retirement Savings Plan (the Plan) as of December 31, 2020 and 2019, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2020 and 2019, and the changes in net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information

The Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2020, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have served as the Plan's auditor since 1987.

New York, New York
June 11, 2021

CITI RETIREMENT SAVINGS PLAN
Statements of Net Assets Available for Benefits
December 31, 2020 and 2019

	2020	2019
Assets:
Investments, at fair value	$16,003,697,092	$14,291,607,201
Investments in fully benefit-responsive investment contracts,
at contract value	1,240,490,005	1,182,833,239
Total investments	17,244,187,097	15,474,440,440
Receivables:
Employer contributions	412,595,682	402,568,288
Interest and dividends	4,350,142	5,622,482
Receivable for securities sold	1,116,427	4,999,699
Participant contributions	280,095	1,185,280
Participant loans	208,094,290	218,679,932
Total receivables	626,436,636	633,055,681
Total assets	17,870,623,733	16,107,496,121
Liabilities:
Payable for securities purchased	3,600,949	3,821,531
Other investment liabilities	3,126,478	2,795,556
Payable for trustee, administrative fees and other	3,452,970	6,217,528
Total liabilities	10,180,397	12,834,615
Net assets available for benefits	$17,860,443,336	$16,094,661,506
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2020 and 2019

	2020	2019
Additions to net assets attributable to:
Investment income :
Dividends	$51,652,428	$57,703,616
Interest	28,133,351	30,706,937
Net appreciation in fair value of investments	1,753,373,085	2,838,984,942
Net investment income	1,833,158,864	2,927,395,495
Interest income on loans receivable from participants	11,576,001	11,806,646
Contributions:
Employer	412,635,925	402,694,653
Participants	580,330,063	552,985,916
Rollover	53,897,843	45,069,668
Total contributions	1,046,863,831	1,000,750,237
Total additions to net assets	2,891,598,696	3,939,952,378
Deductions from net assets attributable to:
Distributions to participants	1,091,754,385	1,132,756,551
Trustee and administrative expenses	13,187,648	14,804,684
Dividends paid directly to participants	20,874,833	18,910,112
Total deductions from net assets	1,125,816,866	1,166,471,347
Net increase	1,765,781,830	2,773,481,031
Net assets available for benefits at:
Beginning of year	16,094,661,506	13,321,180,475
End of year	$17,860,443,336	$16,094,661,506
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2020 and 2019

(1)Description of the Plan
The following brief description of the Citi Retirement Savings Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan's Summary Plan Description and legal plan document for a more complete description of the Plan.
(a)    General
The Plan was established in 1987 and is a defined contribution plan designed to encourage savings on the part of eligible employees. The Plan covers eligible employees of Citigroup Inc. (the Company), its subsidiaries and affiliates. The Company is the Plan Sponsor, as defined by the Plan document. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Internal Revenue Code of 1986, as amended (the Code). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations.
The Plan was initially designed as an Employee Stock Ownership Plan (ESOP) within the meaning of Section 4975(e)(7) of the Code. Effective March 1, 2003, the Plan consists of an ESOP component and a non‑ESOP component. The ESOP component consists of any amount invested in the Citigroup Common Stock Fund under the Plan.
Bank of New York Mellon is the trustee and the custodian of the Plan. The Plan is administered by Alight Solutions Inc. a third‑party administrator.
(b)    Eligibility
Eligible employees generally include (1) employees working in the U.S. and paid from a Company payroll or (2) U.S. citizens or lawful permanent residents of the U.S. performing services overseas in an expatriate employment classification in each case who are performing services for the Company and participating subsidiaries, as defined in the Plan document.
During 2020 and at December 31, 2019, full‑time employees or part‑time employees scheduled to work 20 or more hours a week were eligible to participate on the first day of the first pay period after the participant became an employee of the Company. Part‑time employees scheduled to work fewer than 20 hours a week were eligible to participate in the Plan on January 1 or July 1 after the employee was credited with at least 1,000 hours of service during the first 12 months with the Company or at least 1,000 hours of service in any calendar year beginning after the employee’s date of hire.
On and after January 1, 2021, full-time and part-time employees are eligible to participate on the first day of the first pay period after the participant becomes an employee of the Company.
(c)    Employee Contributions
Eligible employees may defer on a before-tax and/or Roth basis a portion of their eligible pay, which generally includes overtime, commissions, shift differential pay, and periodic incentive bonuses, in any 1% increment, by an amount up to 50% of their eligible compensation in a whole percentage up to the maximum permitted by law.
Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 6% before-tax contribution rate unless they otherwise enroll themselves or opt out of the Plan. Participants who are automatically enrolled in the Plan, but do not make an investment election, are invested in the Plan’s default investment, which is the Plan’s “target retirement date” fund consistent with the participant’s projected year of retirement. Further, unless the participant elects a different rate, for employees who

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2020 and 2019
are automatically enrolled, their contribution rate is automatically increased by 1% annually until they reach a before-tax contribution rate of 15%.
Catch‑up contributions are permitted in accordance with Section 414(v) of the Code. Participants who are over age 50 by the end of the Plan year can contribute up to 49% of their eligible pay up to the applicable statutory limit. There is no automatic enrollment for catch‑up contributions.
(d)    Employer Contributions
During 2020 and 2019, employer contributions consisted of three components: the Company matching contribution, fixed contribution, and transition contribution. A one‑time Company contribution is also provided to certain grandfathered participants on a limited basis when they become eligible.
The Company matching contribution was equal to 100% of the participant’s before-tax and/or Roth contributions up to 6% of the participant’s eligible compensation (up to the annual compensation maximum set by the Code) for eligible employees at all compensation levels. Company matching contributions did not exceed the lesser of the participant’s contribution or 6% of the participant’s eligible compensation up to the statutory limit. Catch‑up contributions are not subject to matching contributions. Participants must contribute to the Plan to receive Company matching contributions.
A fixed contribution of up to 2% of eligible pay is credited to the Plan accounts of eligible employees whose qualifying annual compensation, as defined in the Plan, is $100,000 or less.
An annual transition contribution is credited to the Plan accounts of certain employees who were eligible to receive benefits under the Plan, the Citigroup Pension Plan, and the Citigroup Ownership Program in 2007, prior to the Plans’ redesign. If an employee’s total benefit opportunity under the three programs was greater than his or her benefit opportunity under the Plan, an additional transition contribution is credited. Participants receiving this transition contribution generally have long service and must be continuously employed by the Company since December 31, 2006.
At December 31, 2020, the employer contribution receivable was $412.6 million; whereas, at December 31, 2019, the employer contribution receivable was $402.6 million. Company contributions relating to 2020 and 2019 were received and credited to participant accounts during the first quarter of 2021 and 2020, respectively.
(e)    Participant Accounts
The Plan maintains a separate account for each participant, to which contributions, expenses, investment gains and losses are allocated.
Participants may elect to invest their account balance among the investment fund options offered under the Plan in whole increments of 1%.
A participant may elect to suspend or resume his or her contributions, subject to the Plan’s notice requirements. In addition, a participant may change the rate of his or her contributions, subject to the Plan’s notice requirements, and may elect to change the allocation of future contributions among the funds daily. A participant may also elect to transfer the value of his or her contributions in whole increments of 1% to other Plan investment funds, subject to certain restrictions.
Changes requested by participants are implemented as soon as administratively practicable, in accordance with the Plan document.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2020 and 2019
(f)    Rollover and Transfer Contributions
The Plan permits participants to have their interests in other qualified plans or Individual Retirement Account (IRA) rolled over to the Plan. Such transfers or rollovers to the Plan may only be made with the approval of the Plan’s management and do not affect any other contributions made by or on behalf of a participant.
Of the participant contributions reported in 2020 and 2019, $53.9 million and $45.1 million, respectively, related to rollover contributions into the Plan.
(g)    Investment Options
Plan assets are held in a trust fund and are invested in the investment options offered under the Plan at the direction of Plan participants, in accordance with the Plan document.
Subject to certain restrictions for the BlackRock Cash Funds: Treasury and the BNY Mellon Stable Value Fund, Plan participants may move a portion or all of their account balances among the Plan’s investment options through a fund transfer, reallocation or rebalance, generally not more frequently than once every seven calendar days.
Restrictions are subject to change at any time depending on generally applicable Plan rules or the requirements of the funds.
To the extent required by the compliance procedures of a mutual fund to ensure the fund’s adherence to the market timing rules mandated by the Securities and Exchange Commission and upon request by a mutual fund, the Plan may provide reports to the fund detailing Plan participants’ trading activity in that particular fund. The Company also may restrict the ability of certain Plan participants to invest in or divest from the Citigroup Common Stock Fund.
In general, no investment-related transaction costs are associated with the Plan, though the funds have the right to impose redemption fees, should they decide to do so.
The Plan does not directly participate in securities lending programs; however, there are investment funds that engage in securities lending which are available to Plan participants. The investment manager for an investment option determines the terms of, and the extent to which, securities lending is used. Engaging in securities lending is intended to benefit Plan participants investing in such investment offering.
Effective November 15, 2019, the Brandywine Global Bond Fund was eliminated as an investment option and the assets were mapped to the Plan’s Qualified Default Investment Alternative (QDIA), the BFA LifePath Funds based on the participant’s age.
Effective November 15, 2019, the BFA LifePath 2020 Fund was eliminated as an investment option, and the assets were mapped to the BFA LifePath Retirement Fund.
Effective November 15, 2019, BFA LifePath 2060 Fund was added as an investment option.
Effective November 15, 2019, the BlackRock Global ESG Index was added as an investment option.
Effective November 15, 2019, the Core Plus Bond Fund was added as an investment option. The Core Plus Bond Fund has 70% of the assets allocated to the Fidelity Advisors Total Bond Fund Class Z (Ticker: FBKWX) and 30% of its assets allocated to the PIMCO Income Fund Class I (Ticker: PIMIX).

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2020 and 2019
Effective September 30, 2020, the Dodge & Cox International Stock Fund was removed as a component of the Non-US Large Cap Fund and replaced with MFS International Equity.
Effective March 22, 2021, Vulcan Value Partners and Los Angeles Capital Management were removed as managers for the Small Cap US Equity Fund and replaced by Principal Global Investors.
(h)    Vesting
The rights of a participant to his or her own contributions and any earnings thereon are at all times fully vested and non-forfeitable.
Company fixed and transition contributions, as described in note 1(d), vest according to the following schedule:
•Upon completion of three years of service, any fixed and/or transition contributions made on a participant’s behalf will be immediately vested;
•    If a participant reaches age 55, dies or becomes disabled while in service;
•    In the case of a full or partial termination of the Plan or complete discontinuance of contributions under the Plan.
Once a participant is vested in his or her Company contributions, those contributions are available for distribution or rollover once he or she leaves the Company or is otherwise eligible to take a distribution, as more fully described in notes 1(k) and (l).
(i)    Forfeited Accounts
Forfeitures may be used to offset expenses of the Plan. During 2020 and 2019, $714,038 and $1,071,626, respectively, of forfeitures were used to offset Plan expenses. As of December 31, 2020 and 2019, unallocated forfeitures were $119,292 and $547,433, respectively.
(j)    Loans Receivable from Participants
Subject to the Plan’s provisions and the requirements contained within ERISA and the Code, participants may apply for up to two loans from the Plan at a fixed annual interest rate equal to the prime rate, as published in The Wall Street Journal for the fifteenth business day of the month in which the loan application is initiated, plus 1%. Loans may be made for a minimum amount of $1,000, the maximum of which would be the lesser of 50% of the participant’s vested account balance or $50,000, less the highest outstanding loan balance in the previous twelve months. Loans receivable from participants as of December 31, 2020 and 2019 bore interest rates from 4.25% to 10.50%. Loan terms range from 1 to 5 years for general-purpose loans or up to 20 years for the purchase of a primary residence.
Loans receivable from participants are valued at unpaid principal plus any accrued but unpaid interest.
Each loan is secured through the vested balance in the participant’s Plan account. If a participant defaults on his or her loan by failing to make timely repayments, the outstanding principal and interest due on the loan is treated as a deemed distribution and reported as a taxable distribution to the participant as soon as administratively practicable in the year of default. If the participant has an outstanding loan and takes a distribution of his or her Plan benefit, the outstanding principal and interest due on the loan is deducted from the account balance before an amount is distributed to the participant.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2020 and 2019
A participant applying for a loan through the Plan will be charged a $50 loan application fee. The loan application fee is nonrefundable and will be used to offset the administrative expenses associated with the loan. The fee will be deducted from the participant’s Plan account at the time his or her loan request is processed. Plan participants who reside in Florida may be subject to a nominal tax imposed by Florida law, which is deducted from the participant’s Plan account at the time his or her loan request is processed as soon as administratively practicable.
(k)    Withdrawals
Prior to termination of employment, a participant may withdraw, subject to the Plan’s notice requirements, all or a portion of the vested value of his or her participant account if the participant has attained age 59½ or becomes totally and permanently disabled, or a certain portion of the value of his or her participant account in the event of demonstrated financial hardship, subject to the Plan’s provisions. Withdrawals to which a participant is entitled are the amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Withdrawals from the Citigroup Common Stock Fund and the State Street Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant, with the exception of a hardship withdrawal, which must be paid in cash. Fractional shares and withdrawals from other funds are paid in cash.
(l)    Distributions
A participant, after leaving the Company, can have the total of his or her vested account distributed in accordance with the provisions of the Plan. The value of this distribution will be based on the value of the participant's vested account at the valuation date that coincides with the distribution to the extent administratively practicable.
If the value of a participant’s account exceeds $5,000, the participant may elect to defer the commencement of his or her distribution until the date he or she must take the first required minimum distribution (RMD). If the participant is still employed at RMD age, minimum distributions must commence when the participant retires or otherwise separates from service.
If the value of a participant’s account is at least $1,000 and does not exceed $5,000, the Plan will automatically roll the participant’s account over to an IRA, if the participant does not elect otherwise within 90 days of receiving a notice from the Plan. However, if the Plan participant is age 65 or older and his or her account balance is $5,000 or less, the Plan will distribute his or her account as a lump‑sum distribution and withhold the applicable taxes. If the value of a participant’s account is less than $1,000, the Plan will distribute the participant’s account upon termination of employment, unless otherwise instructed.
Distributions to which a participant is entitled are the vested amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Fractional shares and distributions from other funds are paid in cash.
(2)    Summary of Significant Accounting Policies
(a)    Basis of Accounting
The accompanying financial statements have been prepared under the accrual basis of accounting and displayed in US dollars.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2020 and 2019
(b)    Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, changes therein, and disclosure of contingent assets and liabilities at the date the financial statements are prepared. Actual results could differ from those estimates and assumptions. Significant estimates inherent in the preparation of the financial statements include the fair value of investments.
(c)    Investment Valuation and Income Recognition
Investments held by the Plan are generally stated at fair value with the exception of fully benefit-responsive investment contracts, which according to GAAP are stated at contract value.

Cash equivalents and short-term investments are valued at cost, which approximates fair value.

Equity investments traded on national securities exchanges are valued at their closing market prices. When no trades are reported, they are valued at the most recent bid quotation; securities traded in the over‑the‑counter market are valued at their last sale or bid price. This includes U.S. and non‑U.S. equities in separately managed accounts.
The shares of common stock held by the Citigroup Common Stock Fund and the State Street Common Stock Fund are valued at the last reported sale price on the New York Stock Exchange on the last business day of the year.
Mutual funds are valued at the net asset value (NAV) reported in the active market where the fund is traded on a daily basis. Exchange-traded funds are valued at last sale price.
Collective trust funds are determined to have readily determinable fair values and valued based on NAV. Participant‑directed redemptions from these collective trust funds generally can be made daily, subject to a Plan imposed 7‑day minimum holding period on investments (other than BNY Mellon Stable Value Fund related investments which have a longer holding period).
Purchases and sales of investments are recorded on a trade-date basis. Securities purchased or sold near year-end may result in payments on these securities not being made or received until after the Plan’s year-end. The amounts of such payments are recorded as payables or receivables as of year-end in the statements of net assets available for benefits. Interest income is recorded as earned on the accrual basis. Dividend income is recorded on the ex-dividend date.

Pending foreign exchange purchases are marked to market based upon year-end forward exchange rates.

(d)    Fair Value of Other Assets and Liabilities
The carrying value of other assets and liabilities approximates fair value because of the short-term nature of these items.
(e)    Payment of Benefits
Benefits are recorded when paid.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2020 and 2019
(3)    Guaranteed Investment Contracts (GIC)
The Plan’s BNY Mellon Stable Value Fund (Fund) is a custom investment vehicle that invests in fully benefit‑responsive investment contracts, which are synthetic GICs issued by insurance companies.
The Plan’s GICs consist of the underlying investments, which are fixed-income securities owned directly by the Plan and “wrapper” contracts purchased from the insurance companies. The wrapper contracts guarantee full payment of principal and interest and provide an interest crediting rate of not less than zero. The wrapper contracts amortize the realized and unrealized gains and losses on the underlying fixed income investments over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.
There are no reserves against contract value for credit risk of the contract issuers or otherwise.
An investment contract is considered fully benefit‑responsive if all of the following criteria are met:
•    The investment contract is between the Fund and the issuer and the contract cannot be sold or assigned.
•    The contract issuer must be obligated to repay principal and interest to participants in the Fund or provide prospective crediting rate adjustments that cannot result in an interest crediting rate less than zero.
•    All permitted participant‑initiated transactions occur at contract value, without limitations.
•    An event that limits the ability of the participant to transact at contract value is not probable.
•    The Fund must allow participants reasonable access to their funds.
The Plan’s management has concluded that the GICs are fully benefit‑responsive investment contracts and has reported such contracts at contract value, as shown in the table below:

	2020	2019
Synthetic GICs	$1,240,490,005	$1,182,833,239
In addition, the Fund owns units of the Bank of New York Mellon Short‑Term Investment Fund, which serves as the Fund’s short‑term liquidity vehicle, included in the fair value hierarchy table in cash equivalents and short-term investments.
(4)    Fair Value Measurements
FASB Accounting Standards Codification (ASC) 820, Fair Value Measurement, provides a framework for measuring fair value, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:
•    Level 1 – Quoted prices for identical instruments in active markets.
•    Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model‑derived valuations in which all significant inputs and significant value drivers are observable in active markets.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2020 and 2019
•    Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
This hierarchy requires the Plan’s management to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. As required by ASC 820, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The methods described above may produce a fair value measurement that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2020.

	December 31, 2020
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$404,319	$76,428,116	$76,832,435
Collective trust funds	—	13,359,115,850	13,359,115,850
U.S. equities	965,934,685	—	965,934,685
Non-U.S. equities	639,740,625	—	639,740,625
Mutual funds and other registered investment companies	962,073,497	—	962,073,497
Investments, at fair value	$2,568,153,126	$13,435,543,966	$16,003,697,092

Other investment liabilities	$(284,996)	$(2,841,482)	$(3,126,478)
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2019.

	December 31, 2019
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$338	$100,113,818	$100,114,156
Collective trust funds	—	11,700,443,216	11,700,443,216
U.S. equities	1,034,637,823	—	1,034,637,823
Non-U.S. equities	526,696,186	—	526,696,186
Mutual funds and other registered investment companies	929,715,820	—	929,715,820
Investments, at fair value	$2,491,050,167	$11,800,557,034	$14,291,607,201

Other investment liabilities	$(1,062,328)	$(1,733,228)	$(2,795,556)

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2020 and 2019
There were no transfers or reclassifications of investments between levels within the fair value hierarchy during the years ended December 31, 2020 and 2019, and there were no changes in valuation methodologies used to measure the fair value of the Plan’s investments as of and for the years ended December 31, 2020 and 2019.
(5)    Administrative Expenses
Plan provisions allow for administrative expenses, including, but not limited to, audit fees, custodial and trustee fees, investment manager fees, and recordkeeping fees to be paid by the Plan and allocated to participant accounts. Expenses related to monthly investment service fees and loan fees are charged to participants’ investment balances and are reflected in the value of their participant accounts. These expenses are reported in trustee and administrative expenses in the statements of changes in net assets available for benefits, or if paid by the investment funds, are included in net appreciation in fair value of investments.
Any expenses not borne by the Plan are paid by the Company.
(6)    Risks and Uncertainties
The Plan invests in a variety of investment securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, foreign exchange and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonable to expect that changes in the values of investment securities will occur in the near term and that such changes could materially affect participant account balances and the net assets available for plan benefits.
The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across participant‑directed fund elections and one election that is closed to new contributions. Additionally, the investments within each investment fund option are further diversified into varied financial instruments, with the exception of the Citigroup Common Stock Fund and State Street Common Stock Fund, which primarily invest in the securities of a single issuer. At December 31, 2020 and 2019, approximately 4% and 5% of the Plan’s total investments were invested in Citigroup common stock, respectively.
Plan investments include a variety of investments that may directly or indirectly invest in securities with contractual cash flows. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.
(7)    Party‑in‑Interest Transactions
Certain Plan investments are units of the Citigroup Common Stock Fund, which consists of common stock issued by the Company. The Plan’s investment in the Citigroup Common Stock Fund was $671.8 million and $714.8 million at December 31, 2020 and December 31, 2019, respectively.
The Plan held no direct investments through other investment options in the Company’s common stock at December 31, 2020 and December 31, 2019. However, certain of the collective trust funds and mutual funds may have invested in Citigroup common stock if consistent with the fund's objective. In 2020 and 2019, the Company paid $20.9 million and $18.9 million, respectively, to the participants for dividends on common stocks held directly.
At December 31, 2020 and 2019, the Plan held $73.0 million and $97.2 million, respectively, of the Bank of New York Mellon Short-Term Investment Fund. At December 31, 2020 and 2019, the Plan also held through synthetic GICs $648,474 and $687,088, respectively, Bank of New York Mellon corporate bonds, and Bank of New York Mellon Short-Term Investment Fund.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2020 and 2019
These transactions qualify as exempt party-in-interest transactions.
(8)    Tax Status
The Internal Revenue Service (the IRS) has determined and informed the Plan by a letter dated April 8, 2016 that the Plan as amended and restated effective January 1, 2014 and related trust are established in accordance with applicable sections of the Code and, therefore, the Plan qualifies as tax‑exempt under Section 401(a) of the Code. Although the Plan has been amended since receiving the favorable determination letter, the Plan's management and the Plan's legal counsel believe that the Plan, as amended, continues to be qualified as tax-exempt and continues to operate in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes is included in the Plan’s financial statements.
GAAP requires the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan’s management has concluded that, as of December 31, 2020 and 2019, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.
The Plan is subject to audits by taxing jurisdictions. There is an examination of the Plan by the U.S. Department of Labor, Employee Benefits Security Administration in progress. The Company believes the Plan is no longer subject to tax examination for years prior to 2017.
(9)    Plan Termination
Although it has not expressed any intention to do so, the Plan Sponsor has the right under the Plan to amend or discontinue its contributions at any time and to amend or terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, either full or partial, all amounts credited to the impacted participants’ accounts will become 100% vested and, therefore, will not be subject to forfeiture.
(10)     Subsequent Events
    The Plan's management evaluated subsequent events through the date on which the financial statements were issued, and determined that, other than those disclosed throughout the financial statements, no additional disclosures were required.
(11)    Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of amounts reported in the financial statements to amounts reported on Form 5500 as of and for the years ended December 31, 2020 and 2019:

	2020	2019
Net assets available for benefits per the financial statements	$17,860,443,336	$16,094,661,506
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	53,562,265	19,131,782
Net assets available for benefits per the Form 5500	$17,914,005,601	$16,113,793,288
Net increase in net assets available for benefits per the financial statements	$1,765,781,830	$2,773,481,031
Prior year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(19,131,782)	16,740,381
Current year adjustment from contract value to fair value for fully benefit-responsive investment contracts	53,562,265	19,131,782
Net increase in net assets per Form 5500	$1,800,212,313	$2,809,353,194

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2020 and 2019
(12)    Coronavirus Aid, Relief, and Economic Security (CARES) Act

On March 27, 2020, the CARES Act was signed into law and, among other things, included several relief provisions available to tax-qualified retirement plans and their participants. Plan management evaluated the relief provisions available to plan participants under the CARES Act and implemented the following provisions:
•Special coronavirus distributions up to $100,000 beginning on or after January 1, 2020 and before December 31, 2020
•Increased the available loan amount to the lesser of $100,000 or 100% of the participant's vested account balance
•Extended the period for loan repayments, if applicable, up to one year.

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value

	Cash equivalents and short-term investments:
	Bny Mellon Cash Reserve			404,319		$404,319
	Brazil Real			4,415,172		850,098
	Canadian Dollar			60,687		47,635
	Danish Krone			4,700		773
	Euro Currency Unit			4,518		5,528
	Hong Kong Dollar			1,328,305		171,309
	Japanese Yen			22,909,820		221,897
	Mexican Peso			40		2
	New Taiwan Dollar			3,697,865		131,606
	New Zealand Dollar			6,848		4,931
	Polish Zloty			85		23
	Pound Sterling			34,605		47,303
	South African Rand			12,730		867
	Thailand Baht			146,639		4,894
	Turkish Lira			2,579,391		347,042
	U.S. Dollar			1,609,399		1,609,399
*	Collective Us Gov'T Stif 15	0.51%		72,984,809		72,984,809
	Total cash equivalents and short-term investments					$76,832,435

	Collective trust funds:
	BFA Lifepath Index 2025 Fund			15,599,741		$384,803,490
	BFA Lifepath Index 2030 Fund			16,585,548		455,978,187
	BFA Lifepath Index 2035 Fund			17,014,873		451,933,731
	BFA Lifepath Index 2040 Fund			16,460,252		485,881,935
	BFA Lifepath Index 2045 Fund			21,358,508		593,091,599
	BFA Lifepath Index 2050 Fund			18,144,832		416,021,079
	BFA Lifepath Index 2055 Fund			8,104,167		241,497,683
	BFA Lifepath Index 2060 Fund			987,798		17,144,414
	BFA Lifepath Index Retirement Fund			20,941,398		512,417,152
	Blackrock EAFE Equity Fund			21,379,204		1,050,715,204
	Blackrock Emerging Markets Fund			29,417,819		435,960,308
	Blackrock Msci Acwi Esg Focus			1,436,871		20,663,492
	Blackrock Roll Select Fund			3,973,026		37,662,699
	Blackrock Russell 2000 Fund			10,283,515		641,452,742
	Blackrock Russell 3000 Fund			15,149,983		1,153,939,366
	Blackrock S&P 400 Index Fund			8,052,364		910,667,500
	Blackrock S&P 500 Index Fund			53,126,841		3,957,157,779
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Blackrock US Debt Fund			31,094,081		1,132,794,680
Blackrock US TIPS Fund			10,457,462		257,771,207
Schroder Collective Invt Trust			8,941,699		115,526,746
Wellington CIF II Citigroup Emerging Markets Debt Portfolio			6,145,347		86,034,857
Total collective trust funds					$13,359,115,850

Mutual funds:
BlackRock Cash Funds: Treasury			673,286,864		$673,286,864
Blackrock Hi Yield Bond Port-K			9,397,396		73,299,687
DFA Emerging Markets Portfolio			3,213,901		78,258,488
Fidelity Advisor Total Bond-Z			1,586,054		17,922,410
Ishares Msci Eafe Small-Cap			24,516		1,675,652
Prudential High Yield Fund			6,665,046		36,724,401
Pimco Income Fund-Institutional			638,774		7,735,554
T Rowe Price Institutional High Yield			8,295,968		73,170,441
Total mutual funds					$962,073,497

Non-U.S. equities:
21Vianet Group Inc			41,171		$1,428,220
360 Digitech Inc			103,015		1,214,541
3I Group Plc			59,218		937,382
Aalberts Nv			5,395		240,665
Abb Ltd			75,680		2,115,557
Abcam Plc			37,912		803,276
Academedia Ab			8,250		85,393
Accenture Plc			16,283		4,253,307
Accton Technology Corp			24,920		280,260
Advantech Co Ltd			23,821		296,719
Adyen Nv			1,156		2,695,209
Aedas Homes Sa			11,389		294,026
Aem Holdings Ltd			66,723		174,172
Affimed Nv			8,372		48,727
African Rainbow Minerals Ltd			29,142		519,629
Aia Group Ltd			637,169		7,806,580
Aida Engineering Ltd			18,878		176,632
Aier Eye Hospital Group Co Ltd			23,525		269,389
Air Arabia Pjsc			483,549		168,505
Air Liquide Sa			30,410		4,995,205
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Airtac International Group			28,907		925,921
Aixtron Se			50,229		876,696
Aj Bell Plc			43,828		259,710
Akbank T.A.S.			109,916		102,485
Alcon Inc			49,181		3,273,741
Alibaba Group Holding Ltd			162,842		6,755,642
Alibaba Health Information Technology Ltd			275,117		812,524
A-Living Smart City Services Co. Ltd			303,277		1,345,491
Alkermes Plc			4,464		89,049
Allegro.Eu Sa			37,456		851,452
Also Holding Ag			1,239		354,499
Alstom Sa			23,510		1,340,771
Altus Group Ltd			9,359		360,998
Amadeus It Group Sa			75,693		5,516,078
Ambarella Inc			2,140		196,540
Ambea Ab			35,064		277,945
Amber Enterprises India Ltd			2,676		86,182
Ambev Sa			125,760		384,826
Ambu A/S			22,200		960,492
Amplifon Spa			36,907		1,537,184
Ams Ag			21,141		463,016
Anritsu Corp			25,970		579,545
Ansell Ltd			44,500		1,194,284
Aon Plc			19,281		4,073,611
Arca Continental Sab De Cv			256,283		1,223,954
Arcelormittal Sa			48,411		1,118,317
Argo Graphics Inc			4,395		137,708
Aruhi Corp			14,883		260,769
Ascential Plc			168,519		884,570
Asiainfo Technologies Ltd			97,088		139,487
Asian Paints Ltd			11,839		447,928
Askul Corp			12,985		484,211
Asm International Nv			3,877		853,527
Asmedia Technology Inc			8,971		501,275
Asml Holding Nv			8,493		4,142,170
Asos Plc			13,203		863,215
Aspeed Technology Inc			7,974		486,730
Asr Nederland Nv			5,993		240,884
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Assured Guaranty Ltd			23,598		743,112
Atlas Copco Ab			53,659		2,751,373
Aumann Ag			2,714		37,921
Austal Ltd			230,522		474,947
Autobio Diagnostics Co Ltd			6,637		147,331
Autohome Inc			16,862		1,679,817
Avanza Bank Holding Ab			21,113		598,992
Avast Plc			137,689		1,011,653
Axfood Ab			15,227		355,630
Axis Capital Holdings Ltd			11,979		603,611
B2W Cia Digital			119,009		1,732,372
B3 Sa - Brasil Bolsa Balcao			52,731		629,213
Banco Bradesco Sa			549,560		2,887,517
Banco Del Bajio Sa			167,893		233,148
Bank Central Asia Tbk Pt			391,345		942,843
Bank Mandiri Persero Tbk Pt			2,381,153		1,071,937
Bank Of Georgia Group Plc			20,627		343,996
Bank Of Nt Butterfield & Son Ltd			21,335		664,812
Barco Nv			9,111		198,642
Bawag Group Ag			17,592		817,926
Baycurrent Consulting Inc			3,596		630,046
Bayer Ag			26,946		1,587,666
Beiersdorf Ag			16,229		1,875,325
Beijer Ref Ab			3,460		158,580
Beijing Enterprises Urban Resources Group Ltd			938,918		268,821
Beijing Oriental Yuhong Waterproof Technology			39,623		235,079
Best World International Ltd			358,687		369,095
Bhp Group Plc			48,061		1,264,662
Biffa Plc			71,653		224,788
Biogaia Ab			4,065		265,822
Biohaven Pharmaceutical Holding Co Ltd			1,639		140,440
Biomerieux			1,344		189,833
Bnp Paribas Sa			19,349		1,020,505
Boa Vista Servicos Sa			83,903		204,339
Brunello Cucinelli Spa			4,806		209,950
Bw Lpg Ltd			92,780		639,344
Bwp Trust			138,772		473,309
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Bytes Technology Group Plc			47,194		216,113
Cae Inc			45,810		1,268,218
Cairn Homes Plc			250,013		294,279
Canadian National Railway Co			32,088		3,524,761
Canadian Pacific Railway Ltd			12,999		4,506,472
Cancom Se			4,254		236,104
Capcom Co Ltd			10,288		667,641
Capgemini Se			12,770		1,981,262
Cardtronics Plc			4,181		147,596
Carel Industries Spa			25,567		599,988
Carlsberg As			15,386		2,466,406
Centre Testing International G			95,294		398,820
Chacha Food Co Ltd			25,817		212,584
Chailease Holding Co Ltd			45,853		274,158
Changzhou Xingyu Automotive Lighting			6,878		210,867
Charter Hall Group			69,918		793,642
Check Point Software Technologies Ltd			11,714		1,556,863
Cheng Loong Corp			259,701		314,251
Chicony Power Technology Co Ltd			65,924		165,643
China Education Group Holdings			87,719		169,015
China Feihe Ltd			172,801		404,711
China International Capital Co			266,744		722,432
China Meidong Auto Holdings Ltd			75,757		307,763
China Merchants Bank Co Ltd			59,808		377,954
China Resources Mixc Lifestyle			80,307		372,338
China Tourism Group Duty Free			11,962		516,615
Chongqing Zhifei Biological Pr			9,470		214,174
Cia Brasileira De Distribuicao			72,667		1,049,950
Cia De Saneamento Basico Do Es			90,511		774,389
Cicc Fin Trad Ltd Idx/Lkd Nts			236,641		1,393,626
Cie Automotive Sa			7,745		209,051
Cie Financiere Richemont Sa			15,210		1,377,881
Cimpress Plc			2,724		239,027
Clicks Group Ltd			16,033		275,786
Coats Group Plc			147,830		135,997
Coca-Cola Bottlers Japan Holdings Inc			8,191		127,644
Coca-Cola European Partners Plc			29,916		1,490,696
Cochlear Ltd			2,463		359,232
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Codemasters Group Holdings Plc			33,703		301,301
Cofinimmo Sa			4,724		703,944
Compass Group Plc			68,269		1,271,963
Computacenter Plc			28,073		939,394
Contemporary Amperex Technology Co Ltd			6,280		337,154
Continental Ag			7,086		1,051,308
Country Garden Services Holdings Co Ltd			252,578		1,708,533
Crispr Therapeutics Ag			2,138		327,426
Croda International Plc			4,400		396,716
Crompton Greaves Consumer Electricals Ltd			46,083		240,010
Cropenergies Ag			25,551		372,023
Csl Ltd			20,214		4,416,984
Cushman & Wakefield Plc			211,700		3,139,519
Cvs Group Plc			10,808		221,896
Dabur India Ltd			50,740		370,825
Daihen Corp			9,389		456,523
Daikin Industries Ltd			12,460		2,766,135
Daito Pharmaceutical Co Ltd			7,791		280,717
Daiwa House Industry Co Ltd			57,747		1,713,754
Daiwa Office Investment Corp			29		184,049
Daiwabo Holdings Co Ltd			1,798		159,862
Danel Adir Yeoshua Ltd			885		145,917
Danone Sa			23,008		1,513,399
Dassault Systemes Se			3,922		797,415
Dbs Group Holdings Ltd			117,645		2,228,903
Dcc Plc			4,561		322,813
Delta Electronics Inc			47,847		447,848
Denka Co Ltd			3,995		155,954
Denso Corp			10,865		645,534
Derwent London Plc			7,137		302,034
Descartes Sys Group Inc			7,368		430,543
Descartes Systems Group Inc.			2,712		158,615
Deutsche Boerse Ag			10,513		1,791,281
Dht Holdings Inc			31,074		162,518
Diageo Plc			45,184		1,777,574
Dic Asset Ag			6,822		112,354
Dic Corp			9,189		231,771
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Dino Polska Sa			8,201		636,951
Dios Fastigheter Ab			50,477		472,036
Dip Corp			19,278		514,037
Dirtt Environmental Solutions			56,407		137,697
Disco Corp			999		336,191
Divi'S Laboratories Ltd			7,089		372,754
Dixon Technologies India Ltd			642		118,153
Dksh Holding Ag			5,199		391,418
Douyu International Holdings Ltd			74,626		825,359
Dr Lal Pathlabs Ltd			4,753		149,947
Draper Esprit Plc			66,452		599,525
Dream Unlimited Corp			8,890		148,279
Dsv Panalpina A/S			21,103		3,538,224
Dundee Precious Metals Inc			59,931		430,430
E.Sun Financial Holding Co Ltd			299,563		272,398
Ebara Corp			8,990		293,429
Edenred			5,736		325,741
Edita Food Industries Sae			12,486		32,463
Elan Microelectronics Corp			66,923		317,966
Electra Consumer Products 1970			5,993		207,933
Electric Power Development Co			22,974		316,193
Elekta Ab			5,345		71,882
Elite Material Co Ltd			33,891		189,370
Emis Group Plc			13,438		198,746
Enel Spa			212,865		2,155,497
Engie Sa			206,365		3,161,276
Eni Spa			57,934		605,930
Enn Energy Holdings Ltd			133,574		1,960,413
Eqt Ab			13,815		353,933
Equinor Asa			55,095		932,740
Ergomed Plc			13,051		188,212
Escorts Ltd			10,717		184,860
Esr Cayman Ltd			553,236		1,983,527
Essent Group Ltd			16,252		702,078
Essilorluxottica Sa			8,674		1,353,752
Essity Ab			28,765		926,439
Eurofins Scientific Se			10,208		857,209
Euronext Nv			1,668		183,994
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Europris Asa			108,677		648,612
Evertec Inc			15,705		617,518
Evotec Se			6,472		239,765
Evraz Plc			81,384		524,647
Experian Plc			143,950		5,464,376
Fabrinet			1,531		118,773
Fairfax India Holdings Corp			117,434		1,134,415
Fanuc Corp			1,595		391,758
Ferguson Plc			11,553		1,403,015
Ferrari Nv			10,212		2,357,264
Ferrexpo Plc			112,848		435,932
Fibra Uno Administracion Sa De			1,313,786		1,484,194
Fila Holdings Corp			24,509		985,970
Finecobank Banca Fineco Spa			32,488		532,652
First Derivatives Plc			11,248		492,016
First International Bank Of Israel Ltd			13,641		361,723
Fisher & Paykel Healthcare Corp Ltd			42,803		1,016,068
Fjordkraft Holding Asa			26,659		260,616
Flat Glass Group Co Ltd			98,683		415,537
Flatexdegiro Ag			2,993		232,508
Flexium Interconnect Inc			111,642		480,770
Forbo Holding Ag			80		137,225
Forterra Plc			841,188		2,805,663
Foshan Haitian Flavouring & Fo			21,670		664,516
Fox Wizel Ltd			3,440		345,418
Frencken Group Ltd			279,678		279,329
Freni Brembo Spa			13,104		173,159
Fresenius Medical Care Ag & Co			11,606		968,476
Fresh Del Monte Produce Inc			13,557		326,328
Frontier Developments Plc			7,085		298,286
Fujitec Co Ltd			12,785		275,779
Fujitsu General Ltd			14,783		400,198
Fukui Computer Holdings Inc			4,095		159,059
Fukuoka Financial Group Inc			11,986		212,802
Fullcast Holdings Co Ltd			17,780		276,220
Funding Circle Holdings Plc			155,384		191,162
G-7 Holdings Inc			10,987		248,385
Galp Energia Sgps Sa			104,370		1,117,895
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Geely Automobile Holdings Ltd			313,993		1,073,120
Genus Plc			12,709		728,974
Getinge Ab			47,692		1,115,567
Globant Sa			2,046		445,325
Goldwin Inc			7,591		500,716
Greentown Service Group Co Ltd			205,763		253,958
Greggs Plc			11,310		276,737
Grupo Aeroportuario Del Surest			1,199		197,688
Grupo Financiero Banorte Sab D			272,332		1,498,642
Grupo Sbf Sa			36,758		210,319
Guangdong Haid Group Co Ltd			19,238		192,683
Gurit Holding Ag			210		588,496
Gvs Spa			21,422		399,722
Haier Smart Home Co Ltd			196,574		712,384
Hangzhou Tigermed Consulting C			14,952		369,491
Hansol Chemical Co Ltd			7,732		1,398,671
Hanwa Co Ltd			29,166		781,669
Hardwoods Distribution Inc			8,590		170,723
Harvey Norman Holdings Ltd			192,778		697,671
Havells India Ltd			20,320		254,778
Hdfc Bank Ltd			152,428		7,692,378
Hdfc Life Insurance Co Ltd			19,170		177,482
Headhunter Group Plc			8,290		250,786
Heiwa Real Estate Co Ltd			11,187		404,164
Helen Of Troy Ltd			3,639		808,625
Helios Towers Plc			177,527		371,285
Hera Spa			75,027		273,560
Hexagon Ab			14,728		1,344,661
Hikari Tsushin Inc			699		163,752
Hindustan Unilever Ltd			10,361		339,661
Hiscox Ltd			17,781		241,592
Hitachi Ltd			102,971		4,054,242
Hiwin Technologies Corp			12,958		177,326
Homeserve Plc			11,994		168,053
Hope Education Group Co Ltd			1,394,394		388,438
Horiba Ltd			4,095		239,977
Horizon Therapeutics Plc			3,385		247,603
Hoshino Resorts Reit Inc			6		29,198
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Housing Development Finance Co			19,077		668,024
Howden Joinery Group Plc			111,761		1,053,512
Hoya Corp			20,933		2,893,291
Huazhu Group Ltd			1,605		72,280
Huhtamaki Oyj			4,931		254,985
Hundsun Technologies Inc			17,984		288,473
Hypoport Se			602		379,530
Hyundai Motor Co			16,015		1,909,007
Ibstock Plc			467,385		1,319,952
Icici Bank Ltd			371,206		5,516,128
Icon Plc			8,084		1,576,263
Idec Corp/Japan			10,987		193,791
Idp Education Ltd			19,708		301,877
Ig Group Holdings Plc			23,972		282,469
Iguatemi Empresa De Shopping			37,157		265,756
Imcd Nv			4,761		607,228
Imi Plc			52,939		843,052
Impro Precision Industries Ltd			445,487		143,634
Industrial & Infrastructure Fund Investment			159		293,037
Infineon Technologies Ag			21,645		831,325
Info Edge India Ltd			5,817		378,805
Informa Plc			118,707		890,840
Ing Groep Nv			129,359		1,209,393
Inmobiliaria Colonial Socimi S.A.			44,952		441,385
Instone Real Estate Group Ag			11,483		295,045
Integrated Diagnostics Holding			154,063		169,469
Intermediate Capital Group Plc			31,957		753,984
International Game Technology			12,012		203,479
Intertrust Nv			21,097		358,282
Intervest Offices & Warehouses			4,844		133,663
Intesa Sanpaolo Spa			460,208		1,076,961
Invincible Investment Corp			843		270,681
Ip Group Plc			73,094		98,817
Iqe Plc			453,702		455,528
Iss A/S			167,068		2,894,553
Itmedia Inc			10,388		221,857
Ituran Location And Control Ltd			103,305		1,967,953
Jafron Biomedical Co Ltd			15,052		156,092
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Japan Logistics Fund Inc			143		421,264
Japan Petroleum Exploration Co			13,884		252,278
Japan Tobacco Inc			46,552		947,760
Jd.Com Inc			53,650		3,080,938
Jde Peet'S Nv			23,327		1,054,602
Jiangsu Hengli Hydraulic Co Ltd			61,396		1,060,851
Jiangsu Hengrui Medicine Co Ltd			22,627		385,647
Jiumaojiu International Holdings Ltd			69,776		212,374
Jost Werke Ag			8,712		459,426
Joyy Inc			2,354		188,296
Jpm -Cw21 Beijing Sinoh			9,569		399,254
Jpm -Cw21 Nari Technology Development Co			295,529		1,202,998
Jpm Struct.Prod.Bv Wts			107,466		837,378
Js Global Lifestyle Co Ltd			332,617		642,597
Julius Baer Group Ltd			15,755		908,981
Just Eat Takeaway.Com Nv			5,463		617,592
Justsystems Corp			6,892		478,629
Jyp Entertainment Corp			4,335		153,243
Kakao Corp			4,150		1,487,898
Kaken Pharmaceutical Co Ltd			8,091		312,280
Kanamoto Co Ltd			22,674		486,661
Kandenko Co Ltd			50,342		425,673
Kanematsu Corp			22,474		279,933
Kao Corp			9,320		719,480
Kasikornbank Pcl			116,927		444,917
Kaspi.Kz Jsc			14,380		864,230
Kato Sangyo Co Ltd			6,293		213,019
Kbc Group Nv			22,806		1,598,378
Kendrion Nv			4,112		83,524
Kesko Oyj			17,606		453,233
Keyence Corp			6,803		3,821,901
Keywords Studios Plc			18,399		719,297
Kfc Holdings Japan Ltd			28,567		814,029
Kindred Group Plc			52,799		517,927
Kingdee International Software			95,693		389,987
Kingsoft Cloud Holdings Ltd			29,404		1,280,530
Kiniksa Pharmaceuticals Ltd			1,716		30,329
Kintetsu World Express Inc			14,883		352,881
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Knaus Tabbert Ag			3,430		264,820
Know It Ab			6,293		238,683
Koito Manufacturing Co Ltd			13,856		942,108
Koninklijke Dsm Nv			8,736		1,505,028
Koninklijke Philips Nv			36,783		1,970,342
Kose Corp			5,084		866,626
Kubota Corp			86,724		1,890,791
Kweichow Moutai Co Ltd			2,193		669,981
Kyocera Corp			22,129		1,355,910
Kyudenko Corp			17,480		563,785
Laboratorios Farmaceuticos Rovi Sa			13,364		619,704
Leeno Industrial Inc			2,210		274,637
Legrand Sa			12,335		1,101,723
Leovegas Ab			106,480		452,498
Lg Chem Ltd			3,012		1,779,448
Lg Household & Health Care Ltd			1,143		1,703,587
Li Ning Co Ltd			157,158		1,080,306
Lifco Ab			3,826		367,534
Life Corp			13,385		462,163
Lime Technologies Ab			4,255		211,135
Linde Plc			5,147		1,341,286
Localiza Rent A Car Sa			30,502		404,898
Locaweb Servicos De Internet S			19,936		308,855
Lojas Renner Sa			133,175		1,116,334
Londonmetric Property Plc			150,467		471,008
Lonking Holdings Ltd			731,158		226,311
Lonza Group Ag			4,850		3,120,560
L'Oreal Sa			4,103		1,560,256
Lotes Co Ltd			14,952		252,500
Lu Thai Textile Co Ltd			35,580		17,942
Lundin Mining Corp			71,764		636,523
Luxshare Precision Industry Co			68,850		590,824
Lvmh Moet Hennessy Louis Vuitton SE			11,611		7,258,164
Mabuchi Motor Co Ltd			5,494		239,179
Maeda Corp			43,949		390,349
Magazine Luiza Sa			206,167		990,308
Makita Corp			35,886		1,796,974
Man Group Plc/Jersey			333,410		628,942
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Marcopolo Sa			347,253		191,871
Matsumotokiyoshi Holdings Co Ltd			5,594		238,381
Media Do Co Ltd			2,997		215,065
Mediaset Espana Comunicacion Sa			65,560		341,722
Mediatek Inc			59,808		1,590,031
Medtronic Plc			19,027		2,228,863
Meggitt Plc			150,507		959,758
Meituan			37,480		1,424,007
Merck Kgaa			17,039		2,925,973
Metawater Co Ltd			12,486		280,804
Midea Group Co Ltd			39,051		587,809
Mimecast Ltd			2,305		131,025
Mips Ab			2,659		166,739
Mitsui Mining & Smelting Co Ltd			9,589		351,535
Mitsui-Soko Holdings Co Ltd			9,189		204,892
Modec Inc			15,782		286,303
Momo.Com Inc			10,965		248,580
Moneysupermarket.Com Group Plc			66,800		237,960
Montea C.V.A			1,948		221,874
Morgan Advanced Materials Plc			71,917		305,735
Morgan Sindall Group Plc			15,573		326,126
Morinaga & Co Ltd/Japan			5,194		195,194
Morphosys Ag			2,096		240,560
Mr Price Group Ltd			87,612		1,017,850
Mtu Aero Engines Ag			2,789		728,252
Musashi Seimitsu Industry Co Ltd			21,575		341,876
Mycronic Ab			8,254		246,653
Nakanishi Inc			13,684		300,206
Naspers Ltd			18,261		3,753,731
National Energy Services Reunited Corp			10,431		103,580
Naver Corp			4,168		1,122,187
Ncsoft Corp			499		428,003
Nestle India Ltd			1,455		366,290
Nestle Sa			63,420		7,480,233
Net One Systems Co Ltd			14,883		524,709
Netcompany Group A/S			6,296		644,218
Netease Inc			67,733		1,289,346
Network International Holdings			56,744		253,330
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
New Work Se			809		277,182
Nexity Sa			19,198		832,940
Nexon Co Ltd			58,015		1,786,894
Nextage Co Ltd			43,150		552,518
Nextdc Ltd			36,289		342,471
Ngk Spark Plug Co Ltd			12,486		213,203
Nhn Kcp Corp			3,982		251,112
Nice Information Service Co Ltd			9,326		212,913
Nifco Inc/Japan			7,591		297,415
Nihon Unisys Ltd			18,579		726,985
Ninety One Plc			21,730		68,081
Nintendo Co Ltd			2,891		1,843,192
Nippon Ceramic Co Ltd			5,793		162,782
Nippon Light Metal Holdings Co			14,743		273,027
Nippon Seiki Co Ltd			19,677		222,417
Nippon Soda Co Ltd			6,692		198,672
Nipro Corp			40,254		473,320
Nitto Boseki Co Ltd			4,495		198,087
Nof Corp			6,892		349,126
Nojima Corp			10,688		292,852
Nomad Foods Ltd			14,938		379,713
Nordea Bank Abp			114,041		933,433
Norma Group Se			7,409		379,678
Norwegian Finans Holding Asa			46,776		399,637
Nova Ljubljanska Banka Dd			33,022		363,637
Novagold Resources Inc			16,399		158,583
Novanta Inc			2,959		349,786
Novartis Ag			39,076		3,697,883
Novo Nordisk A/S			32,169		2,256,119
Novocure Ltd			590		102,052
Nrw Holdings Ltd			138,840		312,837
Obara Group Inc			7,991		304,168
Ocado Group Plc			37,605		1,175,603
Oci Nv			50,280		967,090
Offcn Education Technology Co			75,064		403,224
Oi Sa			1,939,777		821,591
Olympus Corp			86,524		1,891,054
Oneconnect Financial Technology Co Ltd			32,895		648,370
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Ooh!Media Ltd			152,336		195,133
Organo Corp			5,793		343,969
Origin Enterprises Plc			34,340		130,253
Osaka Soda Co Ltd			6,093		160,638
Oxford Instruments Plc			12,346		336,171
Oz Minerals Ltd			19,653		286,325
Ozon Holdings Plc			24,648		1,020,665
Paltac Corp			4,295		233,379
Parade Technologies Ltd			33,891		1,338,861
Parex Resources Inc			12,685		174,449
Pendal Group Ltd			25,493		128,454
Per Aarsleff Holding A/S			7,961		403,701
Pernod Ricard Sa			28,037		5,378,902
Persol Holdings Co Ltd			12,685		228,655
Pharma Mar Sa			1,728		150,116
Pharming Group Nv			136,842		212,975
Pi Industries Ltd			7,326		220,068
Pidilite Industries Ltd			15,128		365,574
Ping An Healthcare And Technology Co Ltd			6,679		80,964
Ping An Insurance Group Co Of			210,330		2,576,953
Playtech Plc			75,859		416,128
Plus500 Ltd			8,452		167,530
Polymetal International Plc			58,427		1,359,363
Polypipe Group Plc			33,480		273,224
Posco			2,939		735,793
Poya International Co Ltd			6,978		143,039
Pr Times Inc			7,391		248,423
Prosegur Cash Sa			151,825		148,612
Prosiebensat.1 Media Se			72,183		1,214,833
Prudential Plc			74,866		1,378,500
Psp Swiss Property Ag			4,295		574,812
Qiagen Nv			17,308		898,963
Qt Group Oyj			4,166		293,619
Quotient Ltd			5,019		26,151
Radiant Opto-Electronics Corp			126,854		514,675
Randstad Nv			17,929		1,167,917
Realtek Semiconductor Corp			25,917		360,187
Reckitt Benckiser Group Plc			14,546		1,300,756
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Relia Inc			28,467		352,652
Reliance Industries Ltd			113,190		3,967,352
Relx Plc			176,718		4,330,313
Rengo Co Ltd			33,461		280,020
Renishaw Plc			6,105		480,683
Resorttrust Inc			16,980		242,425
Resurs Holding Ab			64,241		352,003
Rheinmetall Ag			4,894		518,484
Richemont(Cie Fin) Wts			31,109		8,094
Rightmove Plc			68,476		609,171
Rio Tinto Plc			17,096		1,278,268
Roche Holding Ag			10,513		3,675,171
Rolls-Royce Holdings Plc			541,084		822,844
Rotork Plc			126,933		551,764
Round One Corp			26,669		239,454
Royal Unibrew A/S			4,515		524,395
Ryanair Holdings Plc			28,048		3,084,784
Ryohin Keikaku Co Ltd			61,728		1,258,540
Safaricom Plc			620,163		194,511
Safestore Holdings Plc			34,098		363,557
Safran Sa			13,108		1,859,671
Sakata Inx Corp			21,475		240,867
Sakata Seed Corp			3,396		117,594
Sampo Oyj			18,258		772,271
Samsung Electronics Co Ltd			233,237		16,981,905
Samsung Sdi Co Ltd			750		433,348
Sandfire Resources Ltd			55,050		227,263
Sands China Ltd			214,117		940,268
Sandvik Ab			47,369		1,161,074
Sanofi			23,375		2,250,905
Sansan Inc			4,994		328,935
Sanwa Holdings Corp			30,365		353,516
Sap Se			20,526		2,692,730
Sapiens International Corp Nv			3,956		121,083
Savills Plc			113,193		1,476,887
Sawai Pharmaceutical Co Ltd			7,991		362,215
Schneider Electric Se			28,600		4,139,710
Scout24 Ag			8,438		692,268
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Sea Ltd			12,236		2,435,526
Sega Sammy Holdings Inc			8,290		130,646
Seiren Co Ltd			16,581		250,693
Semperit Ag Holding			5,294		157,400
Sensirion Holding Ag			3,934		255,043
Seven Generations Energy Ltd			13,784		71,517
Sg Micro Corp			5,183		209,085
Shandong Weigao Group Medical			159,816		361,108
Shanghai M&G Stationery Inc			18,541		251,070
Shenzhen Inovance Technology Co Ltd			30,383		433,452
Shenzhen Mindray Bio-Medical Electronics Co Ltd			7,476		486,985
Shin-Etsu Chemical Co Ltd			4,685		818,622
Shop Apotheke Europe Nv			4,918		891,842
Shopify Inc			4,210		4,761,160
Shopping Centres Australasia Property Group Re Ltd			103,904		202,048
Sibanye Stillwater Ltd			606,388		2,476,948
Sichuan Teway Food Group Co Ltd			20,434		256,969
Siemens Gamesa Renewable Energy Sa			38,238		1,548,157
Sig Combibloc Group Ag			13,484		313,333
Signify Nv			29,849		1,261,080
Sika Ag			16,067		4,395,260
Silergy Corp			9,968		854,970
Sinbon Electronics Co Ltd			37,878		291,186
Sitc International Holdings Co			551,365		1,190,357
Sk Hynix Inc			9,700		1,058,120
Sk Innovation Co Ltd			5,332		932,579
Smart Global Holdings Inc			2,924		110,024
Smartgroup Corp Ltd			118,302		623,494
Smc Corp			598		364,666
Smith & Nephew Plc			130,415		2,691,895
Smiths Group Plc			35,800		736,252
Sofina Sa			3,159		1,070,781
Sparebank 1 Nord Norge			19,801		172,527
Spie Sa			11,053		240,866
Spin Master Corp			13,564		308,872
Spirax-Sarco Engineering Plc			2,557		394,802
Spirent Communications Plc			192,713		695,453
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Srf Ltd			3,844		293,212
Ssp Group Plc			36,811		166,956
Stabilus Sa			8,682		619,571
Stanley Electric Co Ltd			9,389		302,378
Stantec Inc			19,178		621,400
Steadfast Group Ltd			114,667		353,046
Steris Plc			13,656		2,588,447
Stoneco Ltd			21,922		1,839,726
Sumitomo Mitsui Financial Group			23,924		738,717
Sumitomo Seika Chemicals Co Ltd			4,095		162,828
Sunac China Holdings Ltd			407,692		1,506,398
Suncor Energy Inc			107,123		1,795,202
Swcc Showa Holdings Co Ltd			10,987		186,661
Sydbank As			16,099		355,943
Syncona Ltd			73,644		262,743
Systena Corp			19,478		408,058
Taikisha Ltd			7,691		201,730
Taiko Pharmaceutical Co Ltd			16,081		251,086
Taiwan Semiconductor Manufacturing Company			571,491		21,685,641
Taiyo Yuden Co Ltd			5,294		247,915
Takara Bio Inc			12,286		329,384
Takuma Co Ltd			12,785		228,227
Tamron Co Ltd			8,690		153,692
Tata Consultancy Services Ltd			14,922		584,642
Tata Consumer Products Ltd			31,746		256,298
Tate & Lyle Plc			121,804		1,122,873
Tcs Group Holding Plc			10,413		342,574
Tecan Group Ag			1,100		539,696
Telekom Austria Ag			31,760		245,987
Telenor Asa			71,400		1,216,699
Telkom Indonesia Persero Tbk P			48,578		1,142,558
Tencent Holdings Ltd			214,264		15,585,208
Terumo Corp			46,751		1,952,542
Tesco Plc			1,033,058		3,267,689
Tessenderlo Group Sa			6,373		254,581
T-Gaia Corp			11,087		207,795
Theravance Biopharma Inc			1,835		32,610
Thg Plc			44,436		473,784
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Thule Group Ab			24,594		921,153
Tikehau Capital Sca			10,030		315,410
Times Neighborhood Holdings Ltd			516,344		483,457
Tinexta Spa			14,377		369,422
Tisco Financial Group Pcl			116,865		345,213
Tmx Group Ltd			7,662		764,594
Toei Animation Co Ltd			4,195		328,722
Toei Co Ltd			3,296		538,911
Tokai Holdings Corp			19,278		191,574
Tokmanni Group Corp			34,447		684,484
Tokuyama Corp			26,569		596,264
Tokyo Tatemono Co Ltd			25,271		346,344
Tomy Co Ltd			37,157		327,503
Topchoice Medical Corp			7,277		307,676
Topsports International Holdin			132,575		198,336
Tosho Co Ltd			17,080		258,740
Totvs Sa			50,937		281,641
Towa Pharmaceutical Co Ltd			12,186		225,909
Toyo Tire Corp			19,577		297,326
Trainline Plc			68,695		435,707
Trelleborg Ab			13,336		296,346
Tricon Residential Inc			52,939		474,955
Ts Tech Co Ltd			16,980		524,651
Tsingtao Brewery Co Ltd			39,954		418,407
Turk Telekomunikasyon As			202,766		232,980
Turkiye Garanti Bankasi As			295,477		412,257
Tyman Plc			55,202		264,484
Ubs Group Ag			130,369		1,839,139
Unilever Plc			26,654		1,600,214
Unimicron Technology Corp			271,130		843,362
Unipol Gruppo Spa			83,887		401,324
Uniqure Nv			1,613		58,263
United Laboratories International Holdings Ltd			265,694		188,463
Vale Sa			151,796		2,544,102
Valmet Oyj			55,036		1,573,035
Van Lanschot Kempen Nv			8,373		215,150
Varun Beverages Ltd			15,303		191,853
Verallia Sa			11,756		417,873
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Vestas Wind Systems A/S			6,985		1,652,753
Vesuvius Plc			27,483		201,554
Victrex Plc			13,560		434,863
Vidrala Sa			3,891		451,747
Viemed Healthcare Inc			7,577		58,798
Vinci Sa			8,161		812,410
Vipshop Holdings Ltd			11,786		331,316
Vistry Group Plc			27,873		357,958
Vitrolife Ab			13,941		366,324
Vivendi Se			35,469		1,144,840
Volkswagen Ag			9,972		1,859,753
Voltronic Power Technology Corporation			8,742		348,459
Vonovia Se			13,840		1,011,963
Vt Holdings Co Ltd			29,866		123,229
Wacom Co Ltd			35,659		298,755
Wal-Mart De Mexico Sab De Cv			102,956		288,837
Wandisco Plc			15,182		96,395
Watches Of Switzerland Group Plc			54,562		431,840
Weg Sa			35,247		513,958
Weimob Inc			137,559		247,305
Weir Group Plc			43,922		1,194,479
White Mountains Insurance Group Ltd			549		549,207
Wihlborgs Fastigheter Ab			17,449		393,913
Win Semiconductors Corp			27,910		343,691
Wiwynn Corp			8,971		224,775
Wix.Com Ltd			2,991		747,519
Wizz Air Holdings Plc			12,885		803,843
Wolters Kluwer Nv			13,642		1,152,686
Wonik Ips Co Ltd			4,872		198,474
Worley Ltd			31,454		278,877
Wuliangye Yibin Co Ltd			20,235		903,026
Wuxi Apptec Co Ltd			25,259		494,504
Wuxi Biologics Cayman Inc			266,489		3,533,093
Xero Ltd			3,669		415,649
Xinyi Solar Holdings Ltd			183,412		478,999
Xpeng Inc			11,323		484,950
Yageo Corp			58,811		1,084,215
Yamaha Corp			26,017		1,529,600
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Yandex Nv			23,994		1,669,504
Yellow Hat Ltd			16,681		271,106
Yifeng Pharmacy Chain Co Ltd			13,357		184,208
Yihai International Holding Lt			18,939		280,894
Yougov Plc			44,340		633,379
Z Holdings Corp			137,215		829,840
Zhangzhou Pientzehuang Pharmac			10,167		415,896
Zhongsheng Group Holdings Ltd			144,645		1,030,673
Zto Express Cayman Inc			30,576		891,594
Zurich Insurance Group Ag			3,921		1,656,550
Zymeworks Inc			1,139		53,810
Total non-U.S. equities					$639,740,625

U.S. equities:
1-800-Flowers.Com Inc			1,168		$30,356
1Life Healthcare Inc			6,227		271,804
8X8 Inc			2,674		92,186
A10 Networks Inc			25,786		254,247
Aaon Inc			1,672		111,437
Abeona Therapeutics Inc			10,019		15,730
Abm Industries Inc			73,714		2,789,333
Acacia Communications Inc			1,906		139,061
Acadia Pharmaceuticals Inc			5,305		283,596
Acadia Realty Trust			72,225		1,024,873
Accel Entertainment Inc			3,183		32,151
Acceleron Pharma Inc			2,106		269,387
Acco Brands Corp			29,177		246,542
Accuray Inc			2,495		10,403
Aci Worldwide Inc			7,855		301,847
Acuity Brands Inc			12,867		1,558,056
Adapthealth Corp			2,265		85,082
Addus Homecare Corp			2,061		241,283
Adma Biologics Inc			10,089		19,673
Advanced Drainage Systems Inc			2,864		239,371
Advanced Energy Industries Inc			4,346		421,418
Adverum Biotechnologies Inc			5,079		55,060
Aecom			5,548		276,196
Aegion Corp			14,631		277,847
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Aerie Pharmaceuticals Inc			1,417		19,144
Aerojet Rocketdyne Holdings Inc			11,081		585,614
Aerovironment Inc			3,483		302,644
Agenus Inc			27,891		88,694
Agios Pharmaceuticals Inc			1,831		79,344
Alarm.Com Holdings Inc			1,388		143,494
Albany International Corp			2,553		187,487
Albireo Pharma Inc			2,485		93,204
Alcoa Corp			5,688		131,109
Alector Inc			2,209		33,427
Alexandria Real Estate Equities			19,353		3,449,111
Allakos Inc			389		54,485
Allegiant Travel Co			239		45,322
Allied Motion Technologies Inc			1,028		52,522
Allogene Therapeutics Inc			6,588		166,285
Alphatec Holdings Inc			3,433		49,844
Amedisys Inc			2,024		593,624
American Homes 4 Rent			72,724		2,181,714
American Renal Associates Holdings			659		7,541
American States Water Co			1,517		120,601
American Superconductor Corp			1,012		23,698
Americold Realty Trust			112,128		4,185,750
Ameris Bancorp			1,110		42,245
Amicus Therapeutics Inc			21,458		495,462
Amn Healthcare Services Inc			4,553		310,702
Apache Corp			2,096		29,736
Apellis Pharmaceuticals Inc			1,941		111,020
Appfolio Inc			539		97,017
Arcturus Therapeutics Holdings			563		24,415
Arcus Biosciences Inc			788		20,465
Ares Commercial Real Estate Co			8,685		103,435
Array Technologies Inc			3,165		136,553
Arrowhead Pharmaceuticals Inc			3,595		275,878
Artisan Partners Asset Management			6,247		314,467
Arvinas Inc			5,246		445,540
Asbury Automotive Group Inc			3,051		444,591
Asgn Inc			10,742		897,312
Aspen Technology Inc			1,711		222,910
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Assembly Biosciences Inc			3,303		19,983
Atara Biotherapeutics Inc			5,856		114,947
Athenex Inc			2,425		26,819
Atkore Inc			12,036		494,827
Atricure Inc			1,455		80,996
Avalonbay Communities Inc			18,028		2,892,283
Avaya Holdings Corp			7,654		146,572
Avid Bioservices Inc			4,300		49,621
Avient Corp			5,059		203,791
Avis Budget Group Inc			1,148		42,805
Axcelis Technologies Inc			4,720		137,448
Axon Enterprise Inc			349		42,795
Axsome Therapeutics Inc			1,972		160,647
Badger Meter Inc			2,365		222,454
Balchem Corp			429		49,441
Bandwidth Inc			828		127,278
Bankunited Inc			17,124		595,571
Barrett Business Services Inc			519		35,395
Belden Inc			11,618		486,775
Berry Global Group Inc			2,231		125,377
Big Lots Inc			1,098		47,124
Biocryst Pharmaceuticals Inc			18,022		134,264
Biodelivery Sciences International			25,167		105,702
Biotelemetry Inc			442		31,864
Bj'S Wholesale Club Holdings Inc			10,877		405,499
Blackbaud Inc			5,489		315,915
Blackline Inc			2,048		273,254
Blackstone Mortgage Trust Inc			16,042		441,643
Bluebird Bio Inc			374		16,192
Blueprint Medicines Corp			5,721		641,606
Bmc Stock Holdings Inc			11,176		599,953
Boise Cascade Co			589		28,143
Booz Allen Hamilton Holding Co			3,911		340,941
Boston Beer Co Inc			494		491,140
Boston Properties Inc			26,835		2,536,710
Box Inc			18,898		341,113
Boyd Gaming Corp			4,382		188,066
Bridgebio Pharma Inc			379		26,965
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Bright Horizons Family Solutions Inc			1,021		176,597
Brightcove Inc			1,856		34,152
Brinker International Inc			848		47,983
Brink'S Co/The			1,038		74,723
Brixmor Property Group Inc			199,616		3,303,650
Broadridge Financial Solutions			544		83,319
Brooks Automation Inc			2,930		198,789
Bruker Corp			2,549		137,958
Brunswick Corp			2,610		198,949
Builders Firstsource Inc			13,752		561,222
Burlington Stores Inc			645		168,606
Cable One Inc			186		413,486
Caci International Inc			1,442		359,525
Cactus Inc			2,482		64,700
Caesars Entertainment Inc			2,415		179,356
Cai International Inc			699		21,822
Callaway Golf Co			1,234		29,638
Camping World Holdings Inc			1,197		31,194
Cantel Medical Corp			2,467		194,532
Caredx Inc			2,413		174,817
Cargurus Inc			1,966		62,377
Carlisle Cos Inc			10,002		1,562,105
Carparts.Com Inc			1,856		22,997
Casella Waste Systems Inc			5,873		363,810
Casey'S General Stores Inc			2,018		360,411
Cass Information Systems Inc			814		31,684
Castle Biosciences Inc			1,766		118,606
Catalent Inc			2,610		271,572
Catalyst Pharmaceuticals Inc			18,152		60,627
Cavco Industries Inc			1,186		208,172
Cboe Global Markets Inc			1,414		131,674
Celsius Holdings Inc			649		32,633
Cerence Inc			26,356		2,648,204
Ceridian Hcm Holding Inc			421		44,874
Certara Inc			1,098		37,014
Championx Corp			30,971		473,854
Change Healthcare Inc			56,584		1,055,290
Charles River Laboratories International Inc			829		207,198
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Chart Industries Inc			788		92,859
	Chase Corp			1,242		125,493
	Chemed Corp			716		381,611
	Chemocentryx Inc			3,760		232,825
	Choice Hotels International Inc			2,340		249,756
	Churchill Downs Inc			2,022		393,816
	Cirrus Logic Inc			2,698		221,802
*	Citigroup Inc			10,894,641		671,763,561
	Clearway Energy Inc			3,938		125,731
	Cmc Materials Inc			1,388		210,016
	Coca-Cola Consolidated Inc			540		143,750
	Cogent Communications Holdings			2,625		157,127
	Cognex Corp			2,216		177,939
	Cohen & Steers Inc			6,736		500,472
	Coherent Inc			16,770		2,515,792
	Coherus Biosciences Inc			11,107		193,033
	Cohu Inc			1,517		57,912
	Collegium Pharmaceutical Inc			6,077		121,727
	Columbia Banking System Inc			6,423		230,603
	Comfort Systems Usa Inc			2,456		129,324
	Commscope Holding Co Inc			11,154		149,457
	Commvault Systems Inc			6,719		372,023
	Concentrix Corp			6,845		675,562
	Conmed Corp			948		106,177
	Consolidated Communications Holdings			2,096		10,247
	Constellation Pharmaceuticals			4,515		130,046
	Corcept Therapeutics Inc			1,856		48,555
	Coresite Realty Corp			431		54,007
	Corvel Corp			2,122		224,989
	Cousins Properties Inc			48,179		1,614,010
	Covanta Holding Corp			10,789		141,663
	Cryolife Inc			2,265		53,482
	Cryoport Inc			2,555		111,995
	Csw Industrials Inc			3,722		416,548
	Curo Group Holdings Corp			6,561		94,022
	Curtiss-Wright Corp			19,870		2,311,896
	Cutera Inc			1,467		35,367
	Cytomx Therapeutics Inc			5,337		34,956
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Deciphera Pharmaceuticals Inc			2,694		153,709
Deckers Outdoor Corp			2,602		746,351
Denali Therapeutics Inc			4,640		388,666
Diamondback Energy Inc			7,516		363,784
Diamondrock Hospitality Co			154,127		1,271,544
Dicerna Pharmaceuticals Inc			3,569		78,636
Digital Realty Trust Inc			21,747		3,033,966
Digital Turbine Inc			8,615		487,314
Dine Brands Global Inc			863		50,065
Domino'S Pizza Inc			284		109,057
Douglas Dynamics Inc			2,816		120,443
Ducommun Inc			449		24,114
Dxc Technology Co			23,986		617,627
Eagle Materials Inc			1,449		146,851
Eastgroup Properties Inc			26,507		3,659,438
Editas Medicine Inc			4,022		281,950
Ehealth Inc			1,614		114,007
Electromed Inc			2,136		20,949
Element Solutions Inc			4,839		85,792
Elf Beauty Inc			2,525		63,597
Emcor Group Inc			7,885		721,109
Emergent Biosolutions Inc			4,418		395,826
Empire State Realty Trust Inc			149,837		1,396,480
Enanta Pharmaceuticals Inc			2,483		104,525
Encompass Health Corp			1,168		96,544
Endurance International Group			12,166		114,972
Energizer Holdings Inc			16,500		695,982
Energy Recovery Inc			2,894		39,473
Enersys			30,341		2,520,136
Enphase Energy Inc			629		110,314
Enpro Industries Inc			714		53,959
Ensign Group Inc			6,077		443,150
Entegris Inc			4,416		424,350
Envestnet Inc			3,768		310,074
Envista Holdings Corp			19,733		665,610
Epizyme Inc			1,063		11,542
Eplus Inc			791		69,598
Equinix Inc			13,866		9,903,106
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Equity Lifestyle Properties Inc			37,331		2,365,243
Esperion Therapeutics Inc			3,543		92,106
Essex Property Trust Inc			19,752		4,689,553
Euronet Worldwide Inc			2,756		399,428
Everbridge Inc			249		37,189
Evercore Inc			5,345		585,999
Everquote Inc			309		11,554
Evolent Health Inc			2,315		37,112
Evoqua Water Technologies Corp			5,179		139,732
Exact Sciences Corp			1,449		191,971
Exelixis Inc			3,457		69,376
Exlservice Holdings Inc			2,879		245,084
Exponent Inc			6,350		571,747
Extended Stay America Inc			10,289		152,385
Extra Space Storage Inc			30,825		3,571,420
Factset Research Systems Inc			338		112,481
Fair Isaac Corp			728		372,276
Fate Therapeutics Inc			4,364		396,802
Federal Agricultural Mortgage			1,711		127,071
Federal Realty Investment Trust			16,959		1,443,542
Federated Hermes Inc			2,867		82,827
Fibrogen Inc			5,623		208,563
First American Financial Corp			6,921		357,354
First Bancorp			2,210		74,776
First Citizens Bancshares Inc/			480		275,644
First Financial Bankshares Inc			2,954		106,853
First Hawaiian Inc			22,764		536,777
First Horizon Corp			27,775		354,403
First Industrial Realty Trust			4,792		201,883
First Merchants Corp			7,277		272,221
Firstcash Inc			7,057		494,283
Five9 Inc			2,311		403,062
Focus Financial Partners Inc			713		30,994
Foot Locker Inc			10,295		416,343
Formfactor Inc			15,688		674,897
Forterra Inc			12,064		207,434
Fortinet Inc			417		61,955
Foundation Building Materials			4,562		87,644
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fox Factory Holding Corp			1,327		140,299
Franklin Electric Co Inc			3,662		253,467
Freshpet Inc			459		65,178
Frontdoor Inc			11,920		598,499
Fti Consulting Inc			5,018		560,660
Fulgent Genetics Inc			1,587		82,665
G1 Therapeutics Inc			5,009		90,120
Gartner Inc			500		80,087
Generac Holdings Inc			690		156,810
Genmark Diagnostics Inc			2,910		42,484
Gentherm Inc			1,008		65,734
Gibraltar Industries Inc			2,228		160,305
Glacier Bancorp Inc			599		27,548
Global Blood Therapeutics Inc			2,340		101,349
Globus Medical Inc			3,083		201,041
Glu Mobile Inc			5,309		47,833
Gossamer Bio Inc			699		6,755
Graco Inc			3,449		249,517
Graftech International Ltd			20,829		222,039
Grand Canyon Education Inc			70		6,504
Graphic Packaging Holding Co			77,946		1,320,405
Gray Television Inc			5,788		103,544
Great Lakes Dredge & Dock Corp			16,874		222,237
Green Dot Corp			1,063		59,302
Haemonetics Corp			2,040		242,215
Hain Celestial Group Inc			2,991		120,077
Halozyme Therapeutics Inc			14,492		618,975
Hanesbrands Inc			20,869		304,271
Hanger Inc			1,771		38,950
Hanover Insurance Group Inc			4,881		570,655
Harley-Davidson Inc			11,084		406,771
Harsco Corp			17,558		315,694
Hb Fuller Co			968		50,218
Healthcare Trust Of America Inc			43,495		1,197,842
Healthequity Inc			3,005		209,456
Healthpeak Properties Inc			86,590		2,617,621
Healthstream Inc			659		14,384
Helmerich & Payne Inc			12,304		284,963
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Herman Miller Inc			49,629		1,677,480
Heron Therapeutics Inc			1,607		33,996
Hexcel Corp			1,975		95,760
Hibbett Sports Inc			1,078		49,770
Hillenbrand Inc			5,464		217,447
Hilton Grand Vacations Inc			3,870		121,320
Hms Holdings Corp			4,842		177,937
Host Hotels & Resorts Inc			214,181		3,133,468
Huntsman Corp			6,668		167,633
Hydrofarm Holdings Group Inc			299		15,741
Iaa Inc			5,253		341,336
Icu Medical Inc			1,219		261,556
Igm Biosciences Inc			628		55,418
Ii-Vi Inc			3,288		249,763
Immunogen Inc			21,829		140,797
Independence Realty Trust Inc			69,132		928,449
Infusystem Holdings Inc			1,454		27,305
Ingevity Corp			6,501		492,269
Innospec Inc			3,189		289,364
Innovative Industrial Properties			359		65,788
Innoviva Inc			6,017		74,555
Inovalon Holdings Inc			7,190		130,640
Inphi Corp			2,002		321,227
Insight Enterprises Inc			11,519		876,462
Insmed Inc			7,242		241,078
Insperity Inc			1,915		155,917
Inspire Medical Systems Inc			1,797		338,039
Installed Building Products Inc			1,455		148,302
Integer Holdings Corp			184		14,908
Intellia Therapeutics Inc			4,652		253,081
Inter Parfums Inc			549		33,200
Intercept Pharmaceuticals Inc			2,934		72,466
Interdigital Inc			7,233		438,885
International Money Express Inc			1,357		21,063
Intersect Ent Inc			1,647		37,706
Intra-Cellular Therapies Inc			948		30,147
Invitae Corp			7,118		297,604
Invitation Homes Inc			102,352		3,039,854
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Ionis Pharmaceuticals Inc			903		51,061
Iovance Biotherapeutics Inc			3,426		158,957
Irhythm Technologies Inc			1,898		450,226
Iridium Communications Inc			689		27,077
Irobot Corp			1,267		101,754
Ironwood Pharmaceuticals Inc			15,837		180,380
J & J Snack Foods Corp			1,175		182,486
J2 Global Inc			5,400		527,490
John B Sanfilippo & Son Inc			1,775		139,998
John Bean Technologies Corp			3,138		357,369
Johnson Outdoors Inc			259		29,222
Jones Lang Lasalle Inc			13,940		2,068,376
Kadant Inc			805		113,532
Kar Auction Services Inc			28,547		531,258
Karuna Therapeutics Inc			673		68,328
Karyopharm Therapeutics Inc			1,956		30,277
Kemper Corp			3,470		266,577
Kinsale Capital Group Inc			100		19,971
Knoll Inc			145,110		2,130,209
Kodiak Sciences Inc			2,849		418,547
Koppers Holdings Inc			2,595		80,846
Korn Ferry			3,442		149,716
Kura Oncology Inc			1,078		35,199
Lancaster Colony Corp			818		150,342
Landstar System Inc			2,141		288,374
Lantheus Holdings Inc			4,703		63,445
Lattice Semiconductor Corp			10,727		491,531
Lci Industries			5,833		756,388
Lennox International Inc			194		53,039
Lgi Homes Inc			3,677		389,238
Lhc Group Inc			239		51,089
Liberty Broadband Corp			1,261		199,709
Life Storage Inc			19,752		2,358,208
Lifevantage Corp			9,520		88,726
Ligand Pharmaceuticals Inc			327		32,452
Lincoln Electric Holdings Inc			952		110,670
Lindsay Corp			439		56,404
Lithia Motors Inc			4,916		1,438,957
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Littelfuse Inc			7,112		1,811,151
Liveperson Inc			1,585		98,614
Liveramp Holdings Inc			699		51,125
Lovesac Co			1,008		43,430
Lpl Financial Holdings Inc			674		70,201
Lululemon Athletica Inc			9,741		3,390,142
Lumentum Holdings Inc			744		70,572
Luminex Corp			474		10,959
Luna Innovations Inc			2,864		28,296
Lydall Inc			2,097		62,961
Macom Technology Solutions Holdings			7,514		413,581
Macrogenics Inc			3,084		70,489
Madison Square Garden Entertainment			1,197		125,783
Madrigal Pharmaceuticals Inc			1,702		189,257
Magnite Inc			5,957		182,954
Malibu Boats Inc			2,595		162,003
Manhattan Associates Inc			2,354		247,599
Marinus Pharmaceuticals Inc			2,295		28,001
Marketaxess Holdings Inc			484		276,140
Mastec Inc			7,585		517,148
Mastech Digital Inc			808		12,852
Maximus Inc			10,153		743,072
Maxlinear Inc			7,297		278,697
Mcgrath Rentcorp			1,528		102,514
Medifast Inc			699		137,149
Medpace Holdings Inc			3,990		555,492
Mercadolibre Inc			6,122		10,256,011
Mercury Systems Inc			565		49,825
Meridian Bioscience Inc			798		14,921
Merit Medical Systems Inc			3,546		196,868
Meritage Homes Corp			1,447		119,837
Mersana Therapeutics Inc			1,297		34,520
Mettler-Toledo International I			2,464		2,808,337
Middlesex Water Co			1,690		122,506
Minerals Technologies Inc			2,081		129,248
Mirati Therapeutics Inc			3,014		661,920
Mks Instruments Inc			2,614		393,351
Model N Inc			1,351		48,209
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Molina Healthcare Inc			1,033		219,662
Monolithic Power Systems Inc			1,058		387,389
Moog Inc			2,104		166,813
Mr Cooper Group Inc			12,317		382,199
Msa Safety Inc			1,456		217,502
Mueller Industries Inc			2,784		97,751
Murphy Usa Inc			1,782		233,243
Myers Industries Inc			475		9,871
Nanostring Technologies Inc			709		47,385
Natera Inc			3,388		337,161
National General Holdings Corp			19,818		677,389
National Vision Holdings Inc			3,253		147,335
Natus Medical Inc			1,866		37,396
Navient Corp			49,135		482,502
Ncr Corp			19,023		714,693
Neenah Inc			120		6,624
Nektar Therapeutics			1,406		23,903
Nelnet Inc			3,709		264,243
Neogenomics Inc			12,054		649,022
Neophotonics Corp			5,349		48,620
Neurocrine Biosciences Inc			919		88,092
Nevro Corp			2,460		425,795
Newmarket Corp			275		109,697
Nexstar Media Group Inc			4,780		521,921
Nlight Inc			1,776		57,995
Nmi Holdings Inc			15,459		350,157
Nordson Corp			841		169,045
Novavax Inc			679		75,668
Nuvasive Inc			4,396		247,613
Omnicell Inc			6,375		765,078
Onto Innovation Inc			1,176		55,896
Ooma Inc			2,954		42,534
Ormat Technologies Inc			1,877		169,460
Osi Systems Inc			4,148		386,609
Overstock.Com Inc			249		11,967
Ovid Therapeutics Inc			8,193		18,925
Pacific Biosciences Of California			4,481		116,226
Pacira Biosciences Inc			2,148		128,506
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Pae Inc			7,644		70,171
Palomar Holdings Inc			963		85,551
Papa John'S International Inc			2,609		221,333
Paratek Pharmaceuticals Inc			8,153		51,037
Park Hotels & Resorts Inc			156,872		2,690,353
Parsley Energy Inc			9,927		140,965
Patrick Industries Inc			2,974		203,255
Paylocity Holding Corp			1,528		314,586
Pegasystems Inc			2,059		274,338
Penn National Gaming Inc			3,754		324,156
Pennant Group Inc			4,367		253,537
Pennymac Financial Services Inc			2,445		160,431
Penumbra Inc			882		154,375
Perdoceo Education Corp			10,204		128,871
Perficient Inc			2,385		113,644
Performance Food Group Co			8,402		400,035
Pfsweb Inc			3,712		24,983
Pgt Innovations Inc			773		15,730
Phibro Animal Health Corp			1,265		24,573
Piper Sandler Cos			160		16,110
Planet Fitness Inc			2,295		178,174
Plug Power Inc			11,695		396,591
Pool Corp			940		350,158
Power Integrations Inc			5,096		417,181
Pq Group Holdings Inc			13,490		192,362
Pra Group Inc			7,345		291,285
Pra Health Sciences Inc			1,527		191,520
Precision Biosciences Inc			2,784		23,220
Primerica Inc			2,660		356,308
Proassurance Corp			11,224		199,682
Prog Holdings Inc			37,780		2,035,236
Progress Software Corp			3,613		163,289
Progyny Inc			709		30,034
Prologis Inc			83,075		8,279,225
Proofpoint Inc			1,171		159,673
Prosperity Bancshares Inc			292		20,280
Proto Labs Inc			669		102,562
Providence Service Corp			743		103,062
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Ps Business Parks Inc			2,044		271,679
Ptc Inc			475		56,815
Ptc Therapeutics Inc			2,243		136,907
Pure Cycle Corp			10,278		115,426
Pzena Investment Management Inc			8,462		61,774
Q2 Holdings Inc			200		25,253
Qad Inc			429		27,110
Qts Realty Trust Inc			18,555		1,148,186
Quaker Chemical Corp			1,031		261,455
Qualys Inc			4,152		505,915
Quanterix Corp			848		39,442
Quidel Corp			812		145,749
R1 Rcm Inc			12,863		308,968
Rackspace Technology Inc			13,211		251,805
Radius Health Inc			2,694		48,121
Rapid7 Inc			299		26,991
Rbc Bearings Inc			1,750		313,377
Realpage Inc			1,279		111,607
Reata Pharmaceuticals Inc			546		67,478
Redfin Corp			2,016		138,341
Reinsurance Group Of America I			1,111		128,726
Renewable Energy Group Inc			2,097		148,480
Rent-A-Center Inc/Tx			7,137		273,275
Repligen Corp			3,177		608,869
Replimune Group Inc			728		27,791
Resmed Inc			18,526		3,937,875
Rexnord Corp			1,477		58,322
Rh			1,431		640,396
Rhythm Pharmaceuticals Inc			1,487		44,205
Rigel Pharmaceuticals Inc			15,503		54,262
Rimini Street Inc			6,895		30,547
Rli Corp			220		22,865
Rocket Pharmaceuticals Inc			2,206		120,942
Ryman Hospitality Properties I			2,465		167,015
Sage Therapeutics Inc			1,018		88,055
Saia Inc			1,457		263,414
Sailpoint Technologies Holding			6,588		350,752
Sally Beauty Holdings Inc			11,622		151,545
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Sanderson Farms Inc			389		51,450
Sangamo Therapeutics Inc			17,326		270,365
Sarepta Therapeutics Inc			611		104,121
Sba Communications Corp			7,083		1,998,281
Scholar Rock Holding Corp			912		44,263
Schrodinger Inc/United States			1,048		82,964
Schweitzer-Mauduit International			11,783		473,803
Science Applications International			9,770		924,580
Scotts Miracle-Gro Co			857		170,702
Seagen Inc			725		127,059
Secureworks Corp			709		10,075
Select Medical Holdings Corp			6,057		167,544
Selectquote Inc			1,048		21,742
Semtech Corp			7,754		558,963
Service Corp International/Us			2,089		102,550
Shake Shack Inc			1,517		128,595
Shockwave Medical Inc			888		92,117
Shutterstock Inc			4,425		317,250
Sientra Inc			5,289		20,574
Signature Bank/New York Ny			764		103,415
Silicon Laboratories Inc			3,223		410,444
Silvercrest Asset Management Group			864		12,003
Simpson Manufacturing Co Inc			5,843		546,001
Simulations Plus Inc			659		47,368
Siteone Landscape Supply Inc			1,597		253,275
Six Flags Entertainment Corp			2,972		101,337
Skechers Usa Inc			13,977		502,319
Skyline Champion Corp			1,986		61,441
Sleep Number Corp			1,567		128,250
Slm Corp			87,220		1,080,662
Sonos Inc			5,126		119,902
South State Corp			2,162		156,345
Spectrum Brands Holdings Inc			5,546		438,049
Spirit Realty Capital Inc			89,207		3,583,453
Sprouts Farmers Market Inc			1,672		33,617
Sps Commerce Inc			4,875		529,348
Spx Corp			2,193		119,627
Ss&C Technologies Holdings Inc			2,446		177,936
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Stamps.Com Inc			1,888		370,412
Standard Motor Products Inc			5,332		215,764
Starwood Property Trust Inc			19,113		368,877
State Street Corp			31,882		2,320,372
Stepan Co			710		84,658
Stereotaxis Inc			11,426		58,158
Steven Madden Ltd			20,578		726,840
Strategic Education Inc			837		79,814
Stride Inc			6,547		138,998
Summit Materials Inc			1,217		24,446
Sun Communities Inc			20,251		3,077,129
Sunrun Inc			2,294		159,170
Sunstone Hotel Investors Inc			3,393		38,441
Super Micro Computer Inc			768		24,327
Superior Group Of Cos Inc			1,305		30,334
Supernus Pharmaceuticals Inc			2,056		51,721
Surmodics Inc			1,018		44,297
Svmk Inc			4,910		125,442
Sykes Enterprises Inc			16,829		633,933
Synaptics Inc			5,478		528,125
Syneos Health Inc			9,661		658,181
Synnex Corp			6,674		543,527
Synovus Financial Corp			12,030		389,401
Syros Pharmaceuticals Inc			7,454		80,879
Tabula Rasa Healthcare Inc			437		18,725
Tandem Diabetes Care Inc			2,682		256,648
Targa Resources Corp			2,595		68,444
Techtarget Inc			1,896		112,073
Teladoc Health Inc			120		23,945
Teledyne Technologies Inc			788		309,014
Telenav Inc			7,504		35,270
Tempur Sealy International Inc			15,380		415,250
Terex Corp			6,554		228,676
Terminix Global Holdings Inc			4,716		240,567
Terreno Realty Corp			33,858		1,981,049
Tetra Tech Inc			2,624		303,862
Texas Pacific Land Trust			302		219,818
Texas Roadhouse Inc			4,867		380,386
Tg Therapeutics Inc			2,067		107,425
Tivity Health Inc			9,520		186,496
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Toll Brothers Inc			3,435		149,310
Topbuild Corp			3,682		677,829
Toro Co			2,386		226,286
Translate Bio Inc			5,099		93,980
Trex Co Inc			1,267		106,101
Trinet Group Inc			4,241		341,831
Ttec Holdings Inc			12,394		903,961
Turning Point Brands Inc			3,163		140,959
Turning Point Therapeutics Inc			3,394		413,542
Twist Bioscience Corp			1,913		270,284
Tyler Technologies Inc			665		290,112
Ubiquiti Inc			663		184,542
Udr Inc			95,269		3,661,194
Ufp Industries Inc			8,961		497,792
Ultra Clean Holdings Inc			14,842		462,353
Ultragenyx Pharmaceutical Inc			4,738		655,885
Umpqua Holdings Corp			14,968		226,608
Unifirst Corp/Ma			1,070		226,455
Unisys Corp			28,458		560,056
Universal Corp/Va			6,546		318,212
Universal Health Realty Income			201		12,891
Universal Insurance Holdings Inc			396		5,986
Upstart Holdings Inc			87,670		3,572,533
Upwork Inc			1,577		54,427
Us Ecology Inc			524		19,033
Us Physical Therapy Inc			2,764		332,393
Usana Health Sciences Inc			3,452		266,129
Vail Resorts Inc			625		174,262
Valvoline Inc			34,385		795,661
Vanda Pharmaceuticals Inc			1,675		22,016
Varonis Systems Inc			858		140,409
Vector Group Ltd			5,578		64,987
Ventas Inc			30,426		1,492,105
Veracyte Inc			429		21,000
Vereit Inc			93,553		3,535,380
Vericel Corp			1,178		36,362
Verra Mobility Corp			9,809		131,642
Viavi Solutions Inc			8,422		126,124
Vici Properties Inc			192,134		4,899,428
Viewray Inc			6,007		22,948
Vir Biotechnology Inc			2,741		73,410
Virtus Investment Partners Inc			12,324		2,674,322
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Virtusa Corp			581		29,695
Vocera Communications Inc			4,640		192,709
Vonage Holdings Corp			2,375		30,578
Voyager Therapeutics Inc			2,126		15,198
Walker & Dunlop Inc			6,878		632,870
Washington Federal Inc			9,835		253,161
Watsco Inc			1,036		234,665
Watts Water Technologies Inc			689		83,797
Wd-40 Co			421		111,882
Welbilt Inc			6,267		82,722
Welltower Inc			82,500		5,331,156
Wendy'S Co			10,932		239,629
Werner Enterprises Inc			878		34,441
Wesco International Inc			11,928		936,340
West Pharmaceutical Services I			579		163,975
Western Alliance Bancorp			2,735		163,978
Wex Inc			1,174		238,849
Willscot Mobile Mini Holdings			5,383		124,717
Wingstop Inc			1,597		211,635
Winmark Corp			1,098		203,951
Winnebago Industries Inc			1,836		110,058
Woodward Inc			2,288		278,083
Workiva Inc			4,500		412,338
World Fuel Services Corp			26,007		810,387
Worthington Industries Inc			160		8,197
Wpx Energy Inc			7,784		63,437
Ww International Inc			788		19,236
Wyndham Destinations Inc			3,817		171,229
Xencor Inc			10,384		453,061
Xpel Inc			1,927		99,353
Xperi Holding Corp			1,168		24,402
Xpo Logistics Inc			1,737		207,091
Yelp Inc			15,664		511,744
Yeti Holdings Inc			2,335		159,883
Y-Mabs Therapeutics Inc			1,227		60,769
Yum China Holdings Inc			17,222		983,210
Zebra Technologies Corp			829		318,708
Zumiez Inc			319		11,745
Zynga Inc			24,051		237,387
Total U.S. equities					$965,934,685

Synthetic guaranteed invesment contracts (GICs):
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Voya Retirement Ins & Annuity Co 60266
1-3 Year Credit Bond Index Fund			223,583		2,946,693
Asset-Backed Securities Index Fund			1,472,455		55,988,214
Commercial Mortgage-Backed Securities Index Fund			498,467		16,940,763
1-3 Year Government Bond Index Fund			192,462		24,300,451
Intermediate Government Bond Index Fund			460,869		22,102,689
Intermediate Term Credit Bond Index Fund			1,537,166		98,864,114
Long Term Gov Bd Index Fd			58,263		6,670,018
Mortgage-Backed Securities (MBS) Index Fund			1,172,674		67,052,524
Wrapper					102,981
Total Voya Retirement Ins & Annuity Co 60266					$294,968,447

Prudential GA-62194
Abb Fin Usa Inc	2.88%	5/8/2022	39,944		$41,475
Abbvie Inc	3.60%	5/14/2025	309,565		346,654
Abbvie Inc	3.20%	11/21/2029	1,113,434		1,258,132
Abbvie Inc	3.85%	6/15/2024	89,874		99,129
Aep Texas Inc	2.10%	7/1/2030	149,789		157,967
Aetna Inc	2.75%	11/15/2022	134,810		140,325
Agl Cap Corp	3.50%	9/15/2021	99,860		102,237
Altria Grp Inc	4.00%	1/31/2024	239,663		267,439
Ameren Illinois Co	3.80%	5/15/2028	294,586		345,421
American Intl Grp Inc	4.13%	2/15/2024	44,937		50,417
American Intl Grp Inc	3.75%	7/10/2025	199,719		227,908
American Intl Grp Inc	3.90%	4/1/2026	269,621		310,072
Amgen Inc	2.60%	8/19/2026	59,916		65,990
Amgen Inc	2.65%	5/11/2022	269,621		278,608
Anheuser Busch Cos Llc / Anheuser	3.65%	2/1/2026	604,150		692,515
Anthem Inc	3.65%	12/1/2027	219,691		253,986
Appalachian Pwr Co	3.30%	6/1/2027	49,930		55,538
Apple Inc	3.25%	2/23/2026	579,185		656,102
Arch Cap Fin Llc	4.01%	12/15/2026	24,965		29,018
Ascension Hlth	2.53%	11/15/2029	119,831		130,959
At&T Inc	2.30%	6/1/2027	254,642		271,807
At&T Inc	2.55%	12/1/2033	921,704		946,299
Autozone Inc	2.88%	1/15/2023	99,860		105,573
Autozone Inc	3.75%	4/18/2029	199,719		231,549
Bacct_18-A3	3.10%	12/15/2023	499,298		507,618
Banco Santander Sa	3.80%	2/23/2028	399,438		457,781
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Bank Of Amer Corp	4.00%	1/22/2025	179,747		205,193
	Bank Of Amer Corp	3.95%	4/21/2025	409,424		464,469
	Bank Of Amer Corp	3.97%	3/5/2029	1,133,406		1,335,101
	Bank Of Amer Corp	3.97%	2/7/2030	249,649		297,994
	Bank Of Amer Corp	2.50%	2/13/2031	439,382		470,581
*	Bank Of Ny Mellon Corp	3.40%	5/15/2024	129,817		142,708
	Bank_20-Bn25	2.65%	1/15/2063	229,677		251,154
	Barclays Plc	4.38%	1/12/2026	239,663		280,912
	Barclays Plc	4.34%	1/10/2028	164,768		192,804
	Barclays Plc	4.97%	5/16/2029	109,846		132,816
	Barclays Plc	3.93%	5/7/2025	499,298		549,423
	Bat Cap Corp	3.22%	8/15/2024	104,853		114,846
	Bat Cap Corp	3.22%	9/6/2026	84,881		94,402
	Bat Cap Corp	4.70%	4/2/2027	54,923		65,399
	Bbcms_19-C4	2.66%	8/15/2052	599,157		653,210
	Becton Dickinson & Co	3.73%	12/15/2024	179,747		199,390
	Berkshire Hathaway Inc	2.75%	3/15/2023	344,516		364,479
	Boeing Co	2.25%	6/15/2026	104,853		107,404
	Boeing Co	3.10%	5/1/2026	29,958		32,060
	Boeing Co	2.70%	2/1/2027	424,403		445,999
	Boeing Co	4.51%	5/1/2023	99,860		108,371
	Boston Properties Lp	3.85%	2/1/2023	179,747		194,160
	Bp Cap Markets Amer Inc	3.25%	5/6/2022	269,621		281,565
	Bristol Myers Squibb Co	3.90%	2/20/2028	364,487		437,780
	Broadcom Inc	4.11%	9/15/2028	235,669		272,401
	Broadcom Inc	3.15%	11/15/2025	99,860		109,454
	Broadcom Inc	4.70%	4/15/2025	484,319		560,181
	Burlington Northern Santa Fe Llc	3.40%	9/1/2024	154,782		171,625
	Capital One Bk Usa Na	3.38%	2/15/2023	144,796		155,130
	Cash					5,319,147
	Centerpoint Energy Houston Electric Llc	2.25%	8/1/2022	84,881		87,746
	Centerpoint Energy Inc	2.95%	3/1/2030	299,579		330,257
	Chait_12-A7	2.16%	9/15/2024	798,877		826,143
	Chait_14-A2	2.77%	3/15/2023	399,438		401,919
	Charter Comms Operating Llc Cap	5.05%	3/30/2029	314,558		385,257
	Charter Comms Operating Llc Cap	2.80%	4/1/2031	549,228		583,083
	Chevron Corp	2.36%	12/5/2022	139,803		144,976
	Chile Republic	3.25%	9/14/2021	154,782		159,758
	Chubb Ina Hldgs Inc	2.70%	3/13/2023	254,642		269,587
	Cigna Corp	4.50%	2/25/2026	464,347		550,131
	Cintas Corp No 2	3.70%	4/1/2027	124,824		144,925
	Cleveland Elec Illuminating Co	5.50%	8/15/2024	149,789		173,289
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Cna Finl Corp	3.95%	5/15/2024	204,712		227,405
Cnooc Fin 2013 Ltd	2.88%	9/30/2029	199,719		209,791
Comcast Corp	3.60%	3/1/2024	304,572		338,434
Comcast Corp	3.00%	2/1/2024	239,663		260,706
Comcast Corp	3.70%	4/15/2024	109,846		121,935
Comcast Corp	4.15%	10/15/2028	109,846		132,701
Comm_15-Cr25	3.51%	8/10/2048	565,876		614,955
Comm_15-Pc1	3.62%	7/10/2050	384,367		407,540
Comm_16-Dc2	3.50%	2/10/2049	898,736		1,003,953
Comm_16-Dc2	3.77%	2/10/2049	699,017		790,725
Commonwealth Edison Co	3.70%	8/15/2028	539,242		645,383
Constellation Brands Inc	3.70%	12/6/2026	79,888		91,764
Constellation Brands Inc	4.40%	11/15/2025	59,916		70,030
Continental Airlines Inc	4.15%	4/11/2024	22,049		22,339
Continental Airlines Inc	4.00%	10/29/2024	68,188		69,225
Credit Suisse Grp Fdg Guernsey Ltd	3.75%	3/26/2025	249,649		279,839
Credit Suisse Grp Fdg Guernsey Ltd	4.55%	4/17/2026	524,263		621,782
Csail_15-C3	3.45%	8/15/2048	499,298		540,516
Csail_16-C5	3.76%	11/15/2048	369,480		413,356
Csail_16-C7	3.21%	11/15/2049	482,053		526,266
Cvs Caremark Corp	6.25%	6/1/2027	99,860		128,799
Cvs Hlth Corp	4.30%	3/25/2028	403,433		482,795
Delta Air Lines Inc	6.82%	8/10/2022	38,430		40,185
Diageo Cap Plc	2.00%	4/29/2030	274,614		287,210
Discover Finl Svcs	3.85%	11/21/2022	364,487		389,382
Discovery Comm Llc	3.95%	6/15/2025	124,824		140,509
Discovery Comm Llc	4.13%	5/15/2029	149,789		175,600
Dollar Tree Inc	3.70%	5/15/2023	149,789		161,213
Dow Chemical Co	3.63%	5/15/2026	329,537		373,112
Dowdupont Inc	4.49%	11/15/2025	174,754		205,179
Dte Elec Co	2.25%	3/1/2030	134,810		145,734
Dte Energy Co	2.53%	10/1/2024	184,740		198,459
Dte Energy Co	3.80%	3/15/2027	119,831		139,368
Duke Energy Fl Llc	1.75%	6/15/2030	149,789		152,733
Eastman Chemical Co	3.80%	3/15/2025	173,756		195,229
Ecopetrol Sa	5.88%	9/18/2023	49,930		56,635
Ecopetrol Sa	4.13%	1/16/2025	44,937		49,827
Ecopetrol Sa	5.38%	6/26/2026	189,733		218,433
Energy Transfer Partners Lp	4.75%	1/15/2026	331,534		382,702
Entergy Louisiana Llc	2.40%	10/1/2026	154,782		168,318
Enterprise Products Operating Llc	3.35%	3/15/2023	379,466		404,894
Enterprise Products Operating Llc	3.13%	7/31/2029	269,621		303,014
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Eog Resources Inc	3.15%	4/1/2025	34,951		38,721
Equifax Inc	2.60%	12/1/2024	269,621		289,215
Evergy Inc	2.90%	9/15/2029	299,579		330,936
Eversource Energy	1.65%	8/15/2030	54,923		55,110
Export Import Bk Of Korea	4.38%	9/15/2021	259,635		270,200
Fgold 15Yr	4.00%	6/1/2026	101,254		108,135
Fgold 15Yr	4.00%	7/1/2026	48,890		52,213
Fgold 15Yr	2.50%	11/1/2027	116,908		122,612
Fgold 15Yr	2.50%	8/1/2028	118,869		124,684
Fgold 15Yr	3.00%	8/1/2029	177,169		188,781
Fgold 15Yr	2.50%	4/1/2031	215,292		228,096
Fgold 15Yr	2.50%	7/1/2031	140,510		149,176
Fgold 15Yr Giant	3.00%	1/1/2032	297,957		321,402
Fgold 15Yr Giant	2.00%	1/1/2032	190,320		199,388
Fgold 15Yr Giant	2.50%	12/1/2031	138,717		145,729
Fgold 20Yr	3.00%	1/1/2037	163,257		172,905
Fgold 20Yr	3.50%	11/1/2037	139,266		148,937
Fgold 20Yr	3.00%	12/1/2037	130,128		137,306
Fgold 30Yr	3.00%	12/1/2042	297,763		318,381
Fgold 30Yr	3.00%	10/1/2042	186,475		199,394
Fgold 30Yr	3.00%	1/1/2043	583,072		623,447
Fgold 30Yr	4.00%	11/1/2040	115,980		128,146
Fgold 30Yr	4.00%	12/1/2040	315,860		348,993
Fgold 30Yr	5.00%	8/1/2041	394,999		450,178
Fgold 30Yr	5.00%	7/1/2041	87,719		99,970
Fgold 30Yr Giant	5.50%	1/1/2035	35,199		41,202
Fgold 30Yr Giant	4.50%	6/1/2039	48,178		54,103
Fgold 30Yr Giant	4.00%	11/1/2039	155,707		172,247
Fgold 30Yr Giant	4.50%	12/1/2039	87,846		98,650
Fgold 30Yr Giant	5.50%	1/1/2040	46,985		55,178
Fgold 30Yr Giant	4.00%	12/1/2040	129,953		143,584
Fgold 30Yr Giant	4.00%	12/1/2040	138,522		153,053
Fgold 30Yr Giant	4.00%	2/1/2041	259,981		287,252
Fgold 30Yr Giant	4.50%	4/1/2041	377,040		422,946
Fgold 30Yr Giant	3.00%	6/1/2042	169,034		180,738
Fgold 30Yr Giant	3.50%	9/1/2042	313,312		344,158
Fgold 30Yr Giant	3.50%	7/1/2047	440,657		468,393
Fgold 30Yr Giant	4.00%	8/1/2047	220,265		237,407
Fgold 30Yr Giant	4.50%	8/1/2047	237,428		259,696
Fgold 30Yr Giant	3.50%	10/1/2047	217,101		230,766
Fgold 30Yr Giant	3.50%	1/1/2048	261,878		278,361
Fgold 30Yr Giant	5.50%	6/1/2038	207,930		244,895
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fgold 30Yr Giant	4.50%	10/1/2039	208,791		234,470
Fgold 30Yr Giant	4.50%	11/1/2039	40,044		44,969
Fgold 30Yr Giant	3.50%	5/1/2045	516,111		555,524
Fgold 30Yr Giant	4.00%	11/1/2045	326,089		356,623
Fgold 30Yr Giant	3.50%	12/1/2045	831,038		894,500
Fgold 30Yr Giant	4.00%	12/1/2046	250,766		273,413
Fgold 30Yr Giant	3.00%	1/1/2047	446,019		472,520
Fgold 30Yr Giant	3.00%	2/1/2047	941,668		997,620
Fhlmc 30Yr Umbs	3.00%	1/1/2050	514,225		539,117
Fhlmc 30Yr Umbs Mirror	2.50%	10/1/2046	107,976		114,293
Fhlmc 30Yr Umbs Mirror	4.00%	7/1/2048	50,763		54,312
Fhlmc 30Yr Umbs Mirror	4.50%	12/1/2048	349,273		379,601
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	275,348		293,403
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	405,535		431,456
Fhlmc Gold 30Yr	2.50%	1/1/2043	202,343		216,655
Fhlmc Gold 30Yr	3.00%	2/1/2043	379,095		412,581
Fhlmc Gold 30Yr	3.50%	9/1/2043	422,707		459,620
Fhlmc Gold 30Yr	3.50%	12/1/2046	167,002		180,912
Fhlmc Gold 30Yr	4.50%	7/1/2047	120,619		131,932
Fhlmc Gold 30Yr	4.00%	1/1/2048	549,358		592,108
Fhms_K077	3.85%	5/25/2028	79,888		95,205
Fhms_K083	4.03%	10/25/2028	149,789		180,579
Fhms_K104	1.96%	1/25/2030	1,148,385		1,223,599
Fidelity Natl Information Svcs Inc	3.88%	6/5/2024	37,947		41,863
Fiserv Inc	3.50%	10/1/2022	78,889		83,275
Fiserv Inc	3.85%	6/1/2025	154,782		175,160
Fiserv Inc	2.75%	7/1/2024	19,972		21,726
Fnma	0.50%	6/17/2025	444,375		446,725
Fnma	2.00%	10/5/2022	389,452		404,040
Fnma	1.63%	1/7/2025	389,452		413,168
Fnma 15Yr	3.50%	9/1/2026	63,891		67,990
Fnma 15Yr	3.00%	5/1/2027	252,449		266,556
Fnma 20Yr	4.50%	6/1/2031	114,615		125,951
Fnma 30Yr	5.50%	5/1/2037	52,443		61,502
Fnma 30Yr	5.50%	6/1/2033	68,903		79,986
Fnma 30Yr	5.50%	10/1/2033	87,313		101,374
Fnma 30Yr	4.00%	12/1/2040	192,847		213,059
Fnma 30Yr	4.00%	1/1/2041	291,453		322,001
Fnma 30Yr	4.50%	2/1/2041	537,121		602,325
Fnma 30Yr	4.00%	2/1/2041	121,193		134,216
Fnma 30Yr	4.00%	1/1/2042	280,796		310,969
Fnma 30Yr	5.00%	12/1/2034	169,988		195,174
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 30Yr	4.50%	5/1/2039	59,531		66,843
Fnma 30Yr	5.50%	4/1/2034	73,580		85,737
Fnma 30Yr	5.00%	4/1/2034	351,387		402,605
Fnma 30Yr	5.50%	9/1/2034	70,796		82,644
Fnma 30Yr	5.00%	7/1/2035	103,115		118,393
Fnma 30Yr	5.50%	2/1/2035	128,212		149,080
Fnma 30Yr	6.50%	12/1/2037	46,894		55,704
Fnma 30Yr	6.00%	5/1/2038	207,166		244,593
Fnma 30Yr	4.00%	9/1/2040	109,452		120,923
Fnma 30Yr	5.50%	3/1/2038	73,472		86,127
Fnma 30Yr	4.00%	3/1/2039	37,396		41,356
Fnma 30Yr	4.50%	2/1/2041	476,725		534,596
Fnma 30Yr	4.50%	3/1/2041	158,847		178,146
Fnma 30Yr	3.50%	5/1/2042	375,027		413,677
Fnma 30Yr	4.50%	9/1/2039	66,979		75,206
Fnma 30Yr	4.00%	7/1/2040	58,971		65,216
Fnma 30Yr	3.50%	6/1/2039	103,594		112,642
Fnma 30Yr	4.00%	10/1/2040	43,550		48,114
Fnma 15Yr	2.50%	4/1/2028	41,767		43,801
Fnma 15Yr	3.00%	8/1/2028	193,505		204,323
Fnma 15Yr	3.00%	12/1/2030	131,091		139,595
Fnma 15Yr	2.00%	8/1/2031	210,409		220,355
Fnma 15Yr	2.50%	7/1/2028	147,250		154,419
Fnma 15Yr	2.50%	8/1/2028	137,047		143,719
Fnma 15Yr	2.50%	8/1/2028	11,381		11,977
Fnma 15Yr	3.00%	11/1/2028	105,959		111,883
Fnma 15Yr	2.50%	2/1/2029	92,333		96,828
Fnma 15Yr	3.50%	7/1/2027	237,651		253,109
Fnma 15Yr	2.50%	7/1/2030	93,264		97,937
Fnma 15Yr	3.50%	12/1/2030	74,777		80,775
Fnma 15Yr	2.50%	9/1/2027	466,790		489,445
Fnma 15Yr	3.50%	3/1/2033	124,539		132,459
Fnma 15Yr	3.50%	5/1/2033	314,554		334,561
Fnma 15Yr Umbs	2.00%	10/1/2034	566,714		593,164
Fnma 15Yr Umbs	2.50%	4/1/2035	469,622		492,121
Fnma 20Yr	3.00%	11/1/2036	443,890		469,998
Fnma 30Yr	3.00%	10/1/2043	25,883		27,666
Fnma 30Yr	3.50%	8/1/2042	400,213		433,978
Fnma 30Yr	3.50%	5/1/2042	866,147		940,190
Fnma 30Yr	3.00%	12/1/2042	230,902		252,575
Fnma 30Yr	3.00%	1/1/2043	419,590		456,503
Fnma 30Yr	3.00%	2/1/2043	413,715		442,226
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 30Yr	3.00%	7/1/2043	268,697		287,214
Fnma 30Yr	3.50%	3/1/2043	359,025		394,333
Fnma 30Yr	3.00%	10/1/2043	109,748		117,312
Fnma 30Yr	4.00%	9/1/2044	203,995		222,585
Fnma 30Yr	4.00%	7/1/2045	186,142		203,489
Fnma 30Yr	3.50%	5/1/2045	445,133		484,174
Fnma 30Yr	3.50%	6/1/2045	658,530		708,627
Fnma 30Yr	4.00%	12/1/2045	355,474		388,600
Fnma 30Yr	3.50%	4/1/2046	349,936		372,609
Fnma 30Yr	4.00%	7/1/2046	82,596		90,029
Fnma 30Yr	2.50%	9/1/2046	294,865		312,171
Fnma 30Yr	3.00%	11/1/2046	399,087		422,697
Fnma 30Yr	3.00%	12/1/2046	111,809		118,424
Fnma 30Yr	3.50%	12/1/2046	470,257		500,959
Fnma 30Yr	3.00%	1/1/2047	1,178,482		1,248,203
Fnma 30Yr	4.00%	2/1/2047	758,640		826,914
Fnma 30Yr	3.00%	9/1/2043	76,619		81,899
Fnma 30Yr	4.00%	10/1/2043	92,552		101,926
Fnma 30Yr	3.50%	9/1/2047	378,561		405,867
Fnma 30Yr	4.00%	1/1/2048	248,878		268,247
Fnma 30Yr	4.50%	11/1/2048	193,933		210,773
Fnma 30Yr	3.50%	8/1/2048	203,615		216,205
Fnma 30Yr	3.50%	9/1/2042	150,134		162,968
Fnma 30Yr	3.50%	6/1/2042	1,147,022		1,254,063
Fnma 30Yr	3.00%	10/1/2042	234,250		250,407
Fnma 30Yr	3.50%	11/1/2042	588,818		639,153
Fnma 30Yr	3.00%	12/1/2042	487,115		520,714
Fnma 30Yr	3.00%	1/1/2043	105,558		114,114
Fnma 30Yr	3.00%	1/1/2043	298,739		322,954
Fnma 30Yr	3.00%	1/1/2043	378,259		404,349
Fnma 30Yr	3.00%	3/1/2043	461,836		505,342
Fnma 30Yr	3.50%	1/1/2046	221,187		238,014
Fnma 30Yr	4.50%	12/1/2048	135,557		147,329
Fnma 30Yr	3.00%	11/1/2046	373,822		395,938
Fnma 30Yr	3.00%	1/1/2047	461,760		489,079
Fnma 30Yr	3.50%	8/1/2047	321,130		341,260
Fnma 30Yr	4.00%	10/1/2047	984,395		1,061,004
Fnma 30Yr	3.50%	11/1/2047	761,489		809,222
Fnma 30Yr	4.50%	3/1/2048	153,655		167,991
Fnma 30Yr	4.00%	2/1/2048	228,912		246,726
Fnma 30Yr	4.00%	4/1/2048	494,355		528,924
Fnma 30Yr Umbs	3.00%	6/1/2050	536,680		563,736
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 30Yr Umbs	2.00%	12/1/2050	382,462		399,198
Fnma 30Yr Umbs	2.50%	9/1/2050	2,055,482		2,170,684
Fnma 30Yr Umbs	2.50%	10/1/2050	3,198,628		3,377,898
Fnma 30Yr Umbs Super	3.50%	11/1/2048	793,894		843,658
Fortis Inc	3.06%	10/4/2026	40,942		45,418
General Dynamics Corp	2.25%	11/15/2022	179,747		185,978
General Motors Fin Co Inc	4.00%	1/15/2025	254,642		285,062
General Motors Fin Co Inc	3.60%	6/21/2030	549,228		611,676
Georgia Pwr Co	2.85%	5/15/2022	174,754		181,245
Georgia Pwr Co	2.65%	9/15/2029	159,775		176,714
Glaxosmithkline Cap Inc	2.80%	3/18/2023	14,979		15,919
Gnma 30Yr	3.50%	1/15/2042	228,252		249,067
Gnma 30Yr	4.50%	11/15/2039	81,416		91,386
Gnma 30Yr	4.50%	4/15/2040	167,459		188,174
Gnma 30Yr	5.00%	5/15/2035	54,608		61,175
Gnma 30Yr	5.50%	4/15/2038	56,877		64,323
Gnma 30Yr	5.50%	6/15/2038	82,787		92,838
Gnma 30Yr Platinum	5.00%	7/15/2039	83,017		93,064
Gnma 30Yr	3.00%	11/15/2042	331,896		363,781
Gnma 30Yr	3.00%	12/20/2049	558,106		585,863
Gnma 30Yr	3.50%	5/15/2043	146,879		159,642
Gnma 30Yr	3.00%	3/15/2043	207,997		218,120
Gnma2 15Yr	3.00%	3/20/2027	60,047		63,331
Gnma2 30Yr	4.00%	4/20/2042	69,768		77,352
Gnma2 30Yr	3.00%	8/20/2042	132,072		141,483
Gnma2 30Yr	3.50%	8/20/2042	406,034		444,290
Gnma2 30Yr	3.00%	9/20/2042	269,600		288,810
Gnma2 30Yr	3.50%	9/20/2042	325,694		356,381
Gnma2 30Yr	3.50%	10/20/2042	326,559		357,327
Gnma2 30Yr	3.00%	12/20/2042	138,865		148,760
Gnma2 30Yr	3.00%	1/20/2043	193,991		207,813
Gnma2 30Yr	3.50%	5/20/2043	407,949		445,147
Gnma2 30Yr	4.50%	6/20/2044	212,125		238,355
Gnma2 30Yr	3.50%	10/20/2044	381,184		415,103
Gnma2 30Yr	4.00%	10/20/2044	272,909		302,203
Gnma2 30Yr	3.00%	12/20/2044	92,161		98,506
Gnma2 30Yr	3.50%	4/20/2046	284,300		308,030
Gnma2 30Yr	3.50%	4/20/2045	473,913		514,762
Gnma2 30Yr	3.50%	6/20/2045	188,319		204,551
Gnma2 30Yr	3.00%	8/20/2045	219,597		234,536
Gnma2 30Yr	3.00%	9/20/2045	213,377		227,893
Gnma2 30Yr	4.00%	12/20/2045	487,998		535,456
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gnma2 30Yr	3.00%	5/20/2046	336,861		358,631
Gnma2 30Yr	4.00%	5/20/2046	243,473		267,151
Gnma2 30Yr	3.00%	7/20/2046	772,151		822,052
Gnma2 30Yr	3.50%	7/20/2046	227,187		246,149
Gnma2 30Yr	3.50%	8/20/2046	255,713		277,057
Gnma2 30Yr	3.50%	9/20/2046	261,746		283,593
Gnma2 30Yr	3.00%	10/20/2046	644,697		686,361
Gnma2 30Yr	4.00%	10/20/2046	96,979		104,992
Gnma2 30Yr	3.50%	11/20/2046	83,163		90,104
Gnma2 30Yr	4.00%	11/20/2046	117,636		127,356
Gnma2 30Yr	2.50%	12/20/2046	149,142		159,588
Gnma2 30Yr	3.00%	12/20/2046	671,290		714,673
Gnma2 30Yr	3.50%	12/20/2046	854,973		926,336
Gnma2 30Yr	4.00%	3/20/2047	282,819		306,187
Gnma2 30Yr	3.50%	8/20/2048	170,988		183,483
Gnma2 30Yr	3.50%	6/20/2047	122,796		131,907
Gnma2 30Yr	3.50%	7/20/2047	364,819		391,888
Gnma2 30Yr	4.00%	8/20/2047	357,989		386,481
Gnma2 30Yr	3.50%	8/20/2047	253,075		271,852
Gnma2 30Yr	4.00%	9/20/2047	432,403		466,818
Gnma2 30Yr	3.50%	11/20/2047	697,453		749,202
Gnma2 30Yr	4.00%	12/20/2047	184,508		199,193
Gnma2 30Yr	3.00%	1/20/2048	309,938		328,937
Gnma2 30Yr	4.00%	1/20/2048	280,590		302,921
Gnma2 30Yr	4.50%	1/20/2048	178,042		194,821
Gnma2 30Yr	4.50%	2/20/2048	182,699		199,917
Gnma2 30Yr	3.00%	10/20/2049	129,685		136,135
Gnma2 30Yr	3.50%	12/20/2048	384,629		412,735
Gnma2 30Yr	3.00%	7/20/2049	414,665		435,288
Gnma2 30Yr	3.00%	9/20/2049	468,062		491,341
Gnma2 30Yr	3.50%	12/20/2049	354,247		375,817
Gnma2 30Yr	3.00%	4/20/2050	499,297		525,133
Gnma2 30Yr	2.00%	12/20/2050	499,298		523,276
Gnma2 30Yr	5.00%	8/20/2039	43,860		48,920
Gnma2 30Yr	4.50%	5/20/2040	178,465		201,254
Gnma2 30Yr	4.50%	7/20/2040	111,494		125,731
Gnma2 30Yr	4.00%	9/20/2040	133,709		148,372
Gnma2 30Yr	4.00%	10/20/2040	208,480		231,341
Gnma2 30Yr	4.50%	10/20/2040	121,491		137,005
Gnma2 30Yr	4.50%	12/20/2040	176,981		199,580
Gnma2 30Yr	4.00%	2/20/2041	45,743		50,759
Gnma2 30Yr	4.00%	1/20/2041	84,578		93,853
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gnma2 30Yr	4.00%	3/20/2041	134,373		149,145
Gnma2 30Yr	5.00%	4/20/2041	157,805		180,634
Gnma2 30Yr	4.50%	8/20/2041	151,875		171,356
Gnma2 30Yr	4.50%	7/20/2041	50,729		57,236
Gnma2 30Yr Tba(Reg C)	2.50%	2/18/2021	1,997,191		2,111,751
Goldman Sachs Grp Inc	3.85%	1/26/2027	504,291		584,607
Goldman Sachs Grp Inc	3.69%	6/5/2028	544,235		628,383
Goldman Sachs Grp Inc	3.50%	11/16/2026	169,761		191,329
Halliburton Co	3.80%	11/15/2025	89,874		101,203
Hcp Inc	3.00%	1/15/2030	119,831		133,178
Hormel Foods Corp	1.80%	6/11/2030	409,424		423,724
Hsbc Hldgs Plc	4.58%	6/19/2029	364,487		431,750
Hsbc Hldgs Plc	2.63%	11/7/2025	109,846		117,315
Husky Energy Inc	4.00%	4/15/2024	74,895		80,972
Hydro Quebec	8.05%	7/7/2024	69,902		90,335
Ibm Corp	3.63%	2/12/2024	199,719		221,671
Indonesia Republic	3.50%	1/11/2028	449,368		511,107
Ingersoll Rand Global Hldg Co Ltd	4.25%	6/15/2023	139,803		152,828
Intuit Inc	0.95%	7/15/2025	129,817		132,081
Intuit Inc	1.35%	7/15/2027	29,958		30,825
Israel State	4.00%	6/30/2022	199,719		210,759
Italy Republic	2.38%	10/17/2024	399,438		422,185
Jm Smucker Co	3.50%	3/15/2025	89,874		101,056
Jpmbb_15-C30	3.55%	7/15/2048	798,877		876,804
Jpmcc_19-Cor4	3.76%	3/10/2052	798,877		917,088
Jpmorgan Chase & Co	3.88%	9/10/2024	194,726		220,286
Jpmorgan Chase & Co	3.51%	1/23/2029	1,477,922		1,707,104
Jpmorgan Chase & Co	4.45%	12/5/2029	249,649		305,987
Jpmorgan Chase & Co	2.52%	4/22/2031	399,438		430,622
Keybank Na	3.90%	4/13/2029	499,298		582,103
Keycorp	5.10%	3/24/2021	69,902		71,601
Kinder Morgan Energy Partners Lp	4.15%	2/1/2024	79,888		88,880
Laboratory Corp Of Amer	3.60%	2/1/2025	209,705		235,032
Laboratory Corp Of Amer	3.25%	9/1/2024	39,944		43,878
Lincoln Natl Corp	3.05%	1/15/2030	44,937		50,721
Lloyds Bkg Grp Plc	4.38%	3/22/2028	199,719		239,426
Lockheed Martin Corp	2.90%	3/1/2025	334,530		367,641
Lockheed Martin Corp	3.10%	1/15/2023	159,775		170,189
Lyb Intl Fin Iii Llc	3.38%	5/1/2030	34,951		39,446
Lyondellbasell Inds Nv	5.75%	4/15/2024	164,768		191,680
Markel Corp	3.35%	9/17/2029	209,705		236,771
Marriott Intl Inc	3.13%	6/15/2026	149,789		160,158
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Marsh & Mclennan Cos Inc	3.50%	6/3/2024	124,824		136,435
Martin Marietta Materials Inc	2.50%	3/15/2030	59,916		64,250
Mcdonalds Corp	3.70%	1/30/2026	174,754		201,336
Mexico United Mexican States	4.00%	10/2/2023	95,865		105,911
Microsoft Corp	2.40%	8/8/2026	159,775		175,816
Morgan Stanley	4.00%	7/23/2025	194,726		226,188
Morgan Stanley	4.43%	1/23/2030	459,354		568,093
Morgan Stanley	3.77%	1/24/2029	269,621		316,658
Morgan Stanley	3.88%	1/27/2026	404,431		470,526
Morgan Stanley	2.63%	11/17/2021	79,888		81,718
Mplx Lp	4.50%	7/15/2023	199,719		221,747
Mplx Lp	4.13%	3/1/2027	94,867		110,863
Mplx Lp	4.00%	3/15/2028	84,881		98,696
Mplx Lp	4.80%	2/15/2029	124,824		152,226
Mplx Lp	4.25%	12/1/2027	184,740		216,572
Msbam_15-C23	3.45%	7/15/2050	971,371		1,060,389
Msbam_15-C24	3.73%	5/15/2048	998,596		1,121,248
Msbam_15-C25	3.37%	10/15/2048	699,017		771,031
Msbam_15-C26	3.21%	10/15/2048	1,108,451		1,184,969
Mylan Inc	4.55%	4/15/2028	763,926		917,164
Natwest Grp Plc	4.27%	3/22/2025	409,424		457,443
Newmont Corp	2.25%	10/1/2030	44,937		47,580
Nutrien Ltd	3.50%	6/1/2023	159,775		170,240
O Reilly Automotive Inc	1.75%	3/15/2031	49,930		50,228
Oncor Elec Delivery Co Llc	2.95%	4/1/2025	119,831		131,673
Oneok Inc	3.10%	3/15/2030	594,164		636,427
Oneok Partners Lp	3.38%	10/1/2022	49,930		52,425
Pacific Gas & Elec Co	1.75%	6/16/2022	149,789		150,238
Panama Republic	7.13%	1/29/2026	299,579		391,472
Panama Republic	3.16%	1/23/2030	199,719		224,509
Peacehealth Obligated Grp	1.38%	11/15/2025	24,965		25,445
Pefco	4.30%	12/15/2021	159,775		165,942
Pefco	3.55%	1/15/2024	144,796		160,244
Pepsico Inc	3.60%	3/1/2024	139,803		154,512
Philip Morris Intl Inc	2.63%	3/6/2023	169,761		179,634
Plains All Amern Pipeline Lp	3.55%	12/15/2029	79,888		83,769
Plains All Amern Pipeline Lp	3.80%	9/15/2030	39,944		43,242
Pnc Bk Na	3.25%	6/1/2025	249,649		278,112
Pnc Finl Svcs Grp Inc	3.90%	4/29/2024	54,923		61,121
Ppl Cap Fdg Inc	4.13%	4/15/2030	199,719		239,635
Pseg Pwr Llc	3.00%	6/15/2021	179,747		181,635
Puget Energy Inc	3.65%	5/15/2025	84,881		93,751
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Puget Energy Inc	4.10%	6/15/2030	139,803		160,264
Quebec Province	7.13%	2/9/2024	159,775		196,313
Raytheon Tech Corp	4.13%	11/16/2028	89,874		107,660
Rock Tenn Co	4.90%	3/1/2022	64,909		69,346
Rogers Comm Inc	3.00%	3/15/2023	69,902		74,044
Royal Bk Of Canada	1.15%	6/10/2025	424,403		433,907
San Diego Gas & Elec Co	3.60%	9/1/2023	119,831		130,133
Schlumberger Investment Sa	3.65%	12/1/2023	69,902		76,064
Sempra Energy	3.40%	2/1/2028	144,796		167,056
Simon Property Grp Lp	3.75%	2/1/2024	394,445		433,899
Simon Property Grp Lp	3.50%	9/1/2025	79,888		89,097
Southern Ca Edison Co	3.50%	10/1/2023	519,270		562,410
Southwest Airlines Co	2.63%	2/10/2030	149,789		154,276
Southwest Airlines Co	4.75%	5/4/2023	74,895		81,952
Southwest Airlines Co	5.13%	6/15/2027	119,831		142,558
Stanford University	1.29%	6/1/2027	399,438		409,899
Stryker Corp	3.38%	5/15/2024	79,888		87,404
Stryker Corp	3.38%	11/1/2025	69,902		78,575
Sutter Health	3.70%	8/15/2028	289,593		330,157
T Mobile Usa Inc	3.88%	4/15/2030	169,761		197,649
T Mobile Usa Inc	2.05%	2/15/2028	649,087		682,329
Takeda Pharmaceutical Co Ltd	2.05%	3/31/2030	239,663		247,165
Thermo Fisher Scientific Inc	4.15%	2/1/2024	39,944		44,855
Thermo Fisher Scientific Inc	4.13%	3/25/2025	49,930		57,353
Total Cap Intl Sa	2.70%	1/25/2023	84,881		90,046
Total Cap Intl Sa	2.83%	1/10/2030	124,824		141,168
Treasury Bond	6.25%	8/15/2023	3,924,481		4,640,445
Treasury Note	2.13%	7/31/2024	5,921,672		6,377,746
Treasury Note	1.88%	9/30/2022	1,630,707		1,688,013
Treasury Note	2.00%	10/31/2022	14,979		15,540
Treasury Note	2.88%	5/15/2028	1,767,514		2,054,153
Treasury Note	2.88%	11/15/2021	5,387,424		5,535,485
Treasury Note	3.13%	11/15/2028	8,143,548		9,674,238
Treasury Note	2.63%	2/15/2029	1,742,549		2,017,670
Treasury Note	2.00%	2/15/2025	3,050,710		3,289,689
Treasury Note	2.00%	8/15/2025	4,373,849		4,744,839
Treasury Note	1.75%	9/30/2022	1,258,231		1,299,293
Treasury Note	2.25%	11/15/2025	2,556,405		2,799,342
Treasury Note	1.63%	4/30/2023	8,368,232		8,679,180
Treasury Note	1.63%	11/15/2022	15,978		16,456
Treasury Note	1.88%	4/30/2022	8,053,674		8,266,407
Treasury Note	2.13%	5/15/2025	5,017,943		5,430,087
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Treasury Note	2.13%	6/30/2022	2,561,398		2,637,990
Treasury Note	1.38%	2/15/2023	4,259,011		4,392,929
Treasury Note	0.50%	3/15/2023	11,124,356		11,230,466
Treasury Note	0.38%	4/30/2025	5,077,859		5,099,766
Treasury Note	0.13%	9/15/2023	6,111,405		6,108,910
Treasury Note	0.25%	9/30/2025	4,418,786		4,404,347
Treasury Note	0.13%	9/30/2022	3,180,527		3,181,667
Treasury Note	0.88%	11/15/2030	3,300,359		3,292,804
Treasury Note	0.13%	11/30/2022	159,775		159,805
Treasury Note	0.63%	11/30/2027	54,923		54,936
Treasury Note	0.38%	11/30/2025	968,638		970,319
Treasury Note	0.13%	12/15/2023	284,600		284,280
Treasury Note	0.63%	12/31/2027	798,877		798,058
Treasury Note	0.38%	12/31/2025	1,652,676		1,654,017
Treasury Strip (Int)	—%	2/15/2029	1,757,528		1,633,952
Truist Bk	2.75%	5/1/2023	199,719		211,256
Tyson Foods Inc	4.00%	3/1/2026	254,642		296,057
Ubscm_18-C11	4.31%	6/15/2051	524,263		590,171
Ubscm_18-C13	4.07%	10/15/2051	798,877		934,809
Ubscm_18-C8	3.72%	2/15/2051	998,596		1,146,511
Umbs 30Yr Tba(Reg A)	2.50%	1/14/2021	998,596		1,053,411
Umbs 30Yr Tba(Reg A)	2.00%	1/14/2021	2,995,787		3,113,648
Umbs 30Yr Tba(Reg A)	3.00%	1/14/2021	499,298		523,476
Umbs 30Yr Tba(Reg A)	3.50%	1/14/2021	(499,298)		(528,274)
Umbs 30Yr Tba(Reg A)	2.00%	2/11/2021	8,488,063		8,806,837
Umbs 30Yr Tba(Reg A)	2.50%	2/11/2021	998,596		1,051,346
Unitedhealth Grp Inc	4.70%	2/15/2021	119,831		122,340
Unitedhealth Grp Inc	3.75%	7/15/2025	289,593		335,003
University of California	3.06%	7/1/2025	474,333		528,139
Upjohn Inc	2.70%	6/22/2030	209,705		222,584
Uruguay Republic	4.38%	10/27/2027	529,256		629,992
Us Bk Na Cincinnati	3.40%	7/24/2023	124,824		136,051
Us Bk Na Cincinnati	2.65%	5/23/2022	249,649		258,283
Valero Energy Corp	4.00%	4/1/2029	99,860		113,374
Ventas Realty Lp	3.85%	4/1/2027	124,824		140,442
Verisk Analytics Inc	4.13%	9/12/2022	99,860		106,630
Verizon Comms Inc	4.02%	12/3/2029	467,343		$556,023
Verizon Communications Inc	4.33%	9/21/2028	274,614		333,476
Viacomcbs Inc	3.13%	6/15/2022	99,860		101,878
Viacomcbs Inc	3.88%	4/1/2024	69,902		77,054
Virginia Elec & Pwr Co	3.15%	1/15/2026	239,663		269,286
Wabtec Corp	3.45%	11/15/2026	199,719		219,941
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Walt Disney Co	1.85%	7/30/2026	134,810		143,135
	Waste Mgmt Inc	2.90%	9/15/2022	74,895		78,316
	Wells Fargo & Co	3.00%	10/23/2026	689,031		767,397
	Wells Fargo & Co	4.13%	8/15/2023	14,979		16,583
	Wells Fargo & Co	2.57%	2/11/2031	449,368		481,858
	Wfcm_16-C37	3.79%	12/15/2049	604,150		694,182
	Williams Partners Lp	3.75%	6/15/2027	149,789		171,552
	Williams Partners Lp	4.30%	3/4/2024	194,726		217,379
	Xcel Energy Inc	3.30%	6/1/2025	159,775		176,146
	Xylem Inc	4.88%	10/1/2021	169,761		177,179
	Yale University	1.48%	4/15/2030	354,501		363,570
	Total Prudential GA-62194					$285,116,803

	American General Life Contract No. 725840
	American Intl Group Sr Unsec	4.20%	4/1/2028	499,298		$593,462
	Andrew W Mellon Foundati Unsec	0.95%	8/1/2027	599,157		599,322
	Apple Inc Sr Unsec	1.70%	9/11/2022	649,087		665,709
	Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	499,298		540,612
	Barclays Plc Sr Unsec	2.85%	5/7/2026	649,087		697,796
	Barclays Plc Sr Unsec	3.65%	3/16/2025	499,298		550,789
	Bay Area Ca Toll Authority	2.57%	4/1/2031	599,157		646,635
	Bnp Paribas Sr Non-Prefer 144A	3.05%	1/13/2031	599,157		654,596
	Bp Cap Markets America Sr Unsec	4.74%	3/11/2021	1,248,245		1,258,413
	Brookfield Finance Inc Sr Unsec	4.35%	4/15/2030	748,947		898,283
	Cobb-Marietta Coliseum	2.55%	7/1/2021	624,122		630,551
*	Collective Us Govt Stif 15 Bps	—%	12/1/2030	252,883		252,883
	Cooperatieve Rabobank Ua Sr Unsec 144A	3.88%	9/26/2023	2,596,349		2,833,950
	Daimler Finance Na Llc	3.75%	11/5/2021	349,508		359,299
	Daimler Finance Na Llc Sr Unsec 144A Frn	1.12%	2/15/2022	499,298		503,138
	Dell Int Llc / Emc Corp Sr Sec 144A	4.90%	10/1/2026	249,649		295,015
	Dell Intl Llc / Emc 144A Smr	6.02%	6/15/2026	249,649		304,767
	Deutsche Bank Ny Sr Unsec	4.25%	10/14/2021	699,017		716,956
	Emory University Unsec	2.14%	9/1/2030	649,087		683,215
	Enbridge Inc Sr Unsec	0.72%	2/18/2022	649,087		649,528
	Entergy Louisiana Llc 1St Mtge Sec	0.62%	11/17/2023	499,298		501,022
	European Investment Bank Sr Unsec	2.00%	3/15/2021	1,123,420		1,127,613
	Fed Home Ln Bk Bd (1.331Mmm)	3.38%	12/8/2023	848,806		927,602
	Fed Home Ln Mtge Glbl Nt (1.035Mmm)	0.80%	10/28/2026	1,348,104		1,348,775
	Fed Home Ln Mtge Glbl Nt (3.5Mmm)	0.25%	9/8/2023	1,947,262		1,951,565
	Fed Home Ln Mtge Glbl Nt (850Mm)	0.65%	10/27/2025	1,947,262		1,948,115
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fh Arm 1Q1534 H15T1Y+223.1 10.261	3.23%	6/1/2037	161,387		170,716
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	840,530		897,602
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	1,389,120		1,497,029
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	32,075		34,327
Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	728,440		769,350
Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	4,397,245		4,767,843
Fn Arm 793029 Us0006M+158.2 10.869	1.99%	7/1/2034	137,324		142,408
Fnma Nt (3Mmm)	2.00%	1/5/2022	3,545,015		3,612,837
Fnma Pass Thru 15Yr #Al2222	3.00%	8/1/2027	71,742		76,272
Fnma Pass Thru 15Yr #Fm1796	3.50%	10/1/2034	1,067,387		1,143,864
Fnma Pass Thru 15Yr #Fm1843	3.50%	11/1/2034	876,310		937,999
Fnma Pass Thru 15Yr #Fm3869	3.00%	6/1/2035	171,738		180,023
Fnma Pass Thru 15Yr #Fm4457	3.00%	7/1/2035	1,668,439		1,748,648
Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	86,030		96,028
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	391		439
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	21,026		23,508
Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	42,705		47,668
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	23,665		26,415
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	69,721		77,963
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	26,605		29,697
Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	38,515		42,991
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	8,513		10,010
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	7,650		8,948
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	6,038		6,759
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	128,407		150,893
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	73,274		81,884
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	60,234		70,835
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	121,072		142,356
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	4,008		4,547
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	78,119		91,868
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	50,743		59,653
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	238,407		278,988
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	30,196		35,199
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	71,532		84,089
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	616,420		695,076
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	1,302,940		1,381,109
Fnma Pass Thru 30Yr #Fm3241	3.00%	3/1/2050	1,562,480		1,660,415
Fnma Pass Thru 30Yr #Ma3495	4.00%	10/1/2048	2,207,413		2,357,338
Fnma Pass Thru 30Yr #Zt1594	4.00%	1/1/2049	1,299,930		1,386,962
Fnma Tba 2.0% Mar 30Yr	2.00%	3/11/2051	3,095,647		3,205,448
Fnma Tba 2.5% Mar 30Yr	2.50%	3/11/2051	21,819,315		22,931,609
Gnma Ii Multpl Sgl 30Yr #Ma4587M	4.00%	7/20/2047	688,315		741,517
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gnma Ii Multpl Sgl 30Yr #Ma4720M	4.00%	9/20/2047	1,454,448		1,568,261
Gnma Ii Tba 2.0% Mar 30Yr Jmbo	2.00%	3/18/2051	5,292,557		5,517,491
Gnma Ii Tba 2.5% Mar 30Yr Jmbo	2.50%	3/18/2051	1,298,174		1,369,219
Goldman Sachs Group Inc Sr Unsec	3.85%	1/26/2027	2,496,489		2,850,306
Guardian Life Glob Sec 144A	2.00%	4/26/2021	998,596		1,004,122
Hsbc Holdings Plc Sr Unsec	4.58%	6/19/2029	1,897,332		2,246,088
Industry Pub Facs-A	4.34%	7/1/2024	499,298		552,208
Ing Bank Nv Covered Sec 144A	2.63%	12/5/2022	674,052		703,958
Jackson Natl Life Global Sec 144A	2.25%	4/29/2021	249,649		251,235
Jpmorgan Chase & Co Sr Unsec	4.01%	4/23/2029	1,497,893		1,760,285
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	848,806		948,880
Lloyds Banking Group Plc Sr Unsec	4.55%	8/16/2028	699,017		844,055
Lloyds Banking Group Plc Sr Unsec	3.57%	11/7/2028	249,649		282,087
Met Tow Gl Funding Sofr Sec 144A	0.64%	1/17/2023	748,947		751,716
Met Trn Auth-A2-Babs	5.36%	11/15/2023	299,579		333,132
Mizuho Financial Group Sr Unsec 144A	3.48%	4/12/2026	748,947		839,981
Morgan Stanley Sr Unsec	3.63%	1/20/2027	1,298,174		1,487,916
Morgan Stanley Sr Unsec	3.59%	7/22/2028	499,298		570,551
New York Life Global Fdg Sec 144A	0.49%	1/21/2022	349,508		350,370
Nissan Motor Co Sr Unsec 144A	4.35%	9/17/2027	499,298		552,121
Ny St Urban Dev-B	2.10%	3/15/2022	841,317		850,723
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	848,806		964,804
Oracle Corp Sr Unsec	2.95%	11/15/2024	998,596		1,087,005
Pacific Gas & Electric	1.60%	11/15/2021	149,789		149,891
Pacific Gas & Electric Sr Unsec	4.25%	8/1/2023	249,649		268,261
Pacific Gas & Electric Sr Unsec	3.85%	11/15/2023	399,438		424,971
Ppl Wem Holdings Plc Sr Unsec 144A	5.38%	5/1/2021	449,368		450,994
Santander Uk Group Hldgs Sr Unsec	3.37%	1/5/2024	499,298		525,850
Seven & I Holdings Sr Unsec 144A	3.35%	9/17/2021	499,298		509,128
Slclt 2007-1 A4 3Mlib+6Bp	0.28%	5/15/2029	420,581		413,914
Slma 2005-7 A4 3Mlib+15Bp	0.36%	10/25/2029	446,771		442,979
Slma 2005-8 A4 3Mlib	0.76%	1/25/2028	286,323		286,414
Slma 2006-5 A5 3Mlib+11Bp	0.32%	1/25/2027	13,595		13,592
Slma 2006-8 A5 3Mlib+11Bp	0.32%	1/27/2025	181,623		181,434
Slma 2007-1 A5 3Mlib+9	0.30%	1/26/2026	60,041		60,017
Smbc Aviation Capital Fi Sr Unsec 144A	4.13%	7/15/2023	499,298		533,567
Sprint Spectrum / Spec I Sec 144A	3.36%	3/20/2023	159,151		160,896
Standard Chartered Pl Sr Unsec 144A Sofr	1.34%	10/14/2023	599,157		603,237
Stanford University Unsec	1.29%	6/1/2027	349,508		360,136
Sumitomo Mitsui Finl Grp Sr Unsec	2.13%	7/8/2030	499,298		521,314
Sutter Health Unsec	3.70%	8/15/2028	599,157		680,213
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Telstra Corp Ltd Nt 144A	4.80%	10/12/2021	149,789		154,879
U S Treasury Note	1.50%	11/30/2021	12,132,937		12,285,706
U S Treasury Note	1.50%	10/31/2021	3,844,593		3,888,764
U S Treasury Note	2.25%	4/30/2021	8,737,712		8,798,408
U S Treasury Note	2.13%	12/31/2021	1,398,034		1,426,026
U S Treasury Note	1.75%	7/31/2021	6,740,521		6,804,630
U S Treasury Note	2.13%	5/31/2021	5,292,557		5,335,775
U S Treasury Note	2.88%	11/15/2021	1,497,893		1,533,600
U S Treasury Note	0.13%	11/30/2022	9,886,097		9,888,028
U S Treasury Note	0.13%	10/31/2022	13,730,690		13,733,372
U S Treasury Note	1.38%	1/31/2025	1,447,964		1,513,405
U S Treasury Note	1.88%	1/31/2022	13,481,041		13,737,497
U S Treasury Note	1.75%	3/31/2022	1,497,893		1,528,436
U S Treasury Repo	0.11%	1/5/2021	33,103,446		33,103,446
U S Treasury Repo	0.12%	1/4/2021	33,103,446		33,103,446
Ubs Group Ag Sr Unsec 144A	1.36%	1/30/2027	998,596		1,010,517
Ubs Group Funding Sr Unsec 144A	4.13%	9/24/2025	174,754		200,321
Univ Of Pittsburgh Pa	2.32%	9/15/2021	1,148,385		1,164,956
Ut St-Babs-B	3.54%	7/1/2025	1,023,561		1,113,869
Wells Fargo & Company Sr Unsec	2.88%	10/30/2030	199,719		218,062
Wells Fargo & Company Sr Unsec	3.20%	6/17/2027	349,508		387,784
Wells Fargo & Company Sr Unsec	3.58%	5/22/2028	499,298		566,326
Wells Fargo & Company Sr Unsec	3.55%	9/29/2025	848,806		953,919
Wells Fargo & Company Sr Unsec	3.00%	4/22/2026	624,122		687,416
Yale University Unsec	0.87%	4/15/2025	998,596		1,014,985
Interest Receivable					743,509
Net Unsettled Trades					(65,690,431)
Broker Money					(141,807)
Total American General Life Contract No. 725840					$197,186,907

Royal Bank of Canada Contract No. Citigroup01
American Intl Group Sr Unsec	4.20%	4/1/2028	499,298		$593,462
Andrew W Mellon Foundati Unsec	0.95%	8/1/2027	599,157		599,322
Apple Inc Sr Unsec	1.70%	9/11/2022	649,087		665,709
Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	499,298		540,612
Barclays Plc Sr Unsec	2.85%	5/7/2026	649,087		697,796
Barclays Plc Sr Unsec	3.65%	3/16/2025	499,298		550,789
Bay Area Ca Toll Authority	2.57%	4/1/2031	599,157		646,635
Bnp Paribas Sr Non-Prefer 144A	3.05%	1/13/2031	599,157		654,596
Bp Cap Markets America Sr Unsec	4.74%	3/11/2021	1,248,245		1,258,413
Brookfield Finance Inc Sr Unsec	4.35%	4/15/2030	748,947		898,283
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Cobb-Marietta Coliseum	2.55%	7/1/2021	624,122		630,551
*	Collective Us Govt Stif 15 Bps	—%	12/1/2030	252,883		252,883
	Cooperatieve Rabobank Ua Sr Unsec 144A	3.88%	9/26/2023	2,596,349		2,833,950
	Daimler Finance Na Llc	3.75%	11/5/2021	349,508		359,299
	Daimler Finance Na Llc Sr Unsec 144A Frn	1.12%	2/15/2022	499,298		503,138
	Dell Int Llc / Emc Corp Sr Sec 144A	4.90%	10/1/2026	249,649		295,015
	Dell Intl Llc / Emc 144A Smr	6.02%	6/15/2026	249,649		304,767
	Deutsche Bank Ny Sr Unsec	4.25%	10/14/2021	699,017		716,956
	Emory University Unsec	2.14%	9/1/2030	649,087		683,215
	Enbridge Inc Sr Unsec	0.72%	2/18/2022	649,087		649,528
	Entergy Louisiana Llc 1St Mtge Sec	0.62%	11/17/2023	499,298		501,022
	European Investment Bank Sr Unsec	2.00%	3/15/2021	1,123,420		1,127,613
	Fed Home Ln Bk Bd (1.331Mmm)	3.38%	12/8/2023	848,806		927,602
	Fed Home Ln Mtge Glbl Nt (1.035Mmm)	0.80%	10/28/2026	1,348,104		1,348,775
	Fed Home Ln Mtge Glbl Nt (3.5Mmm)	0.25%	9/8/2023	1,947,262		1,951,565
	Fed Home Ln Mtge Glbl Nt (850Mm)	0.65%	10/27/2025	1,947,262		1,948,115
	Fh Arm 1Q1534 H15T1Y+223.1 10.261	3.23%	6/1/2037	161,387		170,716
	Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	840,530		897,602
	Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	1,389,120		1,497,029
	Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	32,075		34,327
	Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	728,440		769,350
	Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	4,397,245		4,767,843
	Fn Arm 793029 Us0006M+158.2 10.869	1.99%	7/1/2034	137,324		142,408
	Fnma Nt (3Mmm)	2.00%	1/5/2022	3,545,015		3,612,837
	Fnma Pass Thru 15Yr #Al2222	3.00%	8/1/2027	71,742		76,272
	Fnma Pass Thru 15Yr #Fm1796	3.50%	10/1/2034	1,067,387		1,143,864
	Fnma Pass Thru 15Yr #Fm1843	3.50%	11/1/2034	876,310		937,999
	Fnma Pass Thru 15Yr #Fm3869	3.00%	6/1/2035	171,738		180,023
	Fnma Pass Thru 15Yr #Fm4457	3.00%	7/1/2035	1,668,439		1,748,648
	Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	86,030		96,028
	Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	391		439
	Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	21,026		23,508
	Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	42,705		47,668
	Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	23,665		26,415
	Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	69,721		77,963
	Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	26,605		29,697
	Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	38,515		42,991
	Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	8,513		10,010
	Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	7,650		8,948
	Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	6,038		6,759
	Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	128,407		150,893
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	73,274		81,884
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	60,234		70,835
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	121,072		142,356
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	4,008		4,547
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	78,119		91,868
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	50,743		59,653
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	238,407		278,988
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	30,196		35,199
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	71,532		84,089
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	616,420		695,076
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	1,302,940		1,381,109
Fnma Pass Thru 30Yr #Fm3241	3.00%	3/1/2050	1,562,480		1,660,415
Fnma Pass Thru 30Yr #Ma3495	4.00%	10/1/2048	2,207,413		2,357,338
Fnma Pass Thru 30Yr #Zt1594	4.00%	1/1/2049	1,299,930		1,386,962
Fnma Tba 2.0% Mar 30Yr	2.00%	3/11/2051	3,095,647		3,205,448
Fnma Tba 2.5% Mar 30Yr	2.50%	3/11/2051	21,819,315		22,931,609
Gnma Ii Multpl Sgl 30Yr #Ma4587M	4.00%	7/20/2047	688,315		741,517
Gnma Ii Multpl Sgl 30Yr #Ma4720M	4.00%	9/20/2047	1,454,448		1,568,261
Gnma Ii Tba 2.0% Mar 30Yr Jmbo	2.00%	3/18/2051	5,292,557		5,517,491
Gnma Ii Tba 2.5% Mar 30Yr Jmbo	2.50%	3/18/2051	1,298,174		1,369,219
Goldman Sachs Group Inc Sr Unsec	3.85%	1/26/2027	2,496,489		2,850,306
Guardian Life Glob Sec 144A	2.00%	4/26/2021	998,596		1,004,122
Hsbc Holdings Plc Sr Unsec	4.58%	6/19/2029	1,897,332		2,246,088
Industry Pub Facs-A	4.34%	7/1/2024	499,298		552,208
Ing Bank Nv Covered Sec 144A	2.63%	12/5/2022	674,052		703,958
Jackson Natl Life Global Sec 144A	2.25%	4/29/2021	249,649		251,235
Jpmorgan Chase & Co Sr Unsec	4.01%	4/23/2029	1,497,893		1,760,285
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	848,806		948,880
Lloyds Banking Group Plc Sr Unsec	4.55%	8/16/2028	699,017		844,055
Lloyds Banking Group Plc Sr Unsec	3.57%	11/7/2028	249,649		282,087
Met Tow Gl Funding Sofr Sec 144A	0.64%	1/17/2023	748,947		751,716
Met Trn Auth-A2-Babs	5.36%	11/15/2023	299,579		333,132
Mizuho Financial Group Sr Unsec 144A	3.48%	4/12/2026	748,947		839,981
Morgan Stanley Sr Unsec	3.63%	1/20/2027	1,298,174		1,487,916
Morgan Stanley Sr Unsec	3.59%	7/22/2028	499,298		570,551
New York Life Global Fdg Sec 144A	0.49%	1/21/2022	349,508		350,370
Nissan Motor Co Sr Unsec 144A	4.35%	9/17/2027	499,298		552,121
Ny St Urban Dev-B	2.10%	3/15/2022	841,317		850,723
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	848,806		964,804
Oracle Corp Sr Unsec	2.95%	11/15/2024	998,596		1,087,005
Pacific Gas & Electric	1.60%	11/15/2021	149,789		149,891
Pacific Gas & Electric Sr Unsec	4.25%	8/1/2023	249,649		268,261
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Pacific Gas & Electric Sr Unsec	3.85%	11/15/2023	399,438		424,971
Ppl Wem Holdings Plc Sr Unsec 144A	5.38%	5/1/2021	449,368		450,994
Santander Uk Group Hldgs Sr Unsec	3.37%	1/5/2024	499,298		525,850
Seven & I Holdings Sr Unsec 144A	3.35%	9/17/2021	499,298		509,128
Slclt 2007-1 A4 3Mlib+6Bp	0.28%	5/15/2029	420,581		413,914
Slma 2005-7 A4 3Mlib+15Bp	0.36%	10/25/2029	446,771		442,979
Slma 2005-8 A4 3Mlib	0.76%	1/25/2028	286,323		286,414
Slma 2006-5 A5 3Mlib+11Bp	0.32%	1/25/2027	13,595		13,592
Slma 2006-8 A5 3Mlib+11Bp	0.32%	1/27/2025	181,623		181,434
Slma 2007-1 A5 3Mlib+9	0.30%	1/26/2026	60,041		60,017
Smbc Aviation Capital Fi Sr Unsec 144A	4.13%	7/15/2023	499,298		533,567
Sprint Spectrum / Spec I Sec 144A	3.36%	3/20/2023	159,151		160,896
Standard Chartered Pl Sr Unsec 144A Sofr	1.34%	10/14/2023	599,157		603,237
Stanford University Unsec	1.29%	6/1/2027	349,508		360,136
Sumitomo Mitsui Finl Grp Sr Unsec	2.13%	7/8/2030	$499,298		521,314
Sutter Health Unsec	3.70%	8/15/2028	$599,157		680,213
Telstra Corp Ltd Nt 144A	4.80%	10/12/2021	$149,789		154,879
U S Treasury Note	1.50%	11/30/2021	$12,132,937		12,285,706
U S Treasury Note	1.50%	10/31/2021	$3,844,593		3,888,764
U S Treasury Note	2.25%	4/30/2021	8,737,712		8,798,408
U S Treasury Note	2.13%	12/31/2021	1,398,034		1,426,026
U S Treasury Note	1.75%	7/31/2021	6,740,521		6,804,630
U S Treasury Note	2.13%	5/31/2021	5,292,557		5,335,775
U S Treasury Note	2.88%	11/15/2021	1,497,893		1,533,600
U S Treasury Note	0.13%	11/30/2022	9,886,097		9,888,028
U S Treasury Note	0.13%	10/31/2022	13,730,690		13,733,372
U S Treasury Note	1.38%	1/31/2025	1,447,964		1,513,405
U S Treasury Note	1.88%	1/31/2022	13,481,041		13,737,497
U S Treasury Note	1.75%	3/31/2022	1,497,893		1,528,436
U S Treasury Repo	0.11%	1/5/2021	33,103,446		33,103,446
U S Treasury Repo	0.12%	1/4/2021	33,103,446		33,103,446
Ubs Group Ag Sr Unsec 144A	1.36%	1/30/2027	998,596		1,010,517
Ubs Group Funding Sr Unsec 144A	4.13%	9/24/2025	174,754		200,321
Univ Of Pittsburgh Pa	2.32%	9/15/2021	1,148,385		1,164,956
Ut St-Babs-B	3.54%	7/1/2025	1,023,561		1,113,869
Wells Fargo & Company Sr Unsec	2.88%	10/30/2030	199,719		218,062
Wells Fargo & Company Sr Unsec	3.20%	6/17/2027	349,508		387,784
Wells Fargo & Company Sr Unsec	3.58%	5/22/2028	499,298		566,326
Wells Fargo & Company Sr Unsec	3.55%	9/29/2025	848,806		953,919
Wells Fargo & Company Sr Unsec	3.00%	4/22/2026	624,122		687,416
Yale University Unsec	0.87%	4/15/2025	998,596		1,014,985
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Interest Receivable					743,509
Net Unsettled Trades					(65,690,431)
Broker Money					(141,807)
Total Royal Bank of Canada Contract No. Citigroup01					$197,186,907

American United Life Insurance Company: S00020
Bank 2018-Bn13 A1	3.22%	5/15/2023	4,244,032		2,290,895
Bank 2017-Bnk4 A1	2.00%	12/15/2021	2,097,051		518,930
Cnh 2019-A A3	3.01%	2/15/2023	1,747,542		1,604,959
Cnh 2019-C A3	2.01%	7/17/2023	1,997,191		2,043,721
Comm 2014-Cr14 A2	3.15%	7/10/2023	2,471,524		774,766
Cgcmt 2019-C7 A1	2.08%	11/15/2024	1,997,191		1,812,165
Comm 2013-Lc6 A4	2.94%	44907	2,895,927		2,420,012
Duk 1.731 09/01/22	1.73%	9/1/2022	5,492,276		3,998,398
Fnr 2011-87 Ja	3.00%	11/25/2022	5,816,820		289,229
Fnr 2011-132 A	3.00%	2/25/2021	7,988,765		55,704
Fnr 2013-79 Va	3.50%	7/25/2022	7,789,046		2,983,541
Fnr 2015-48 Db	3.00%	1/25/2022	2,995,787		496,109
Fnr 2019-66 Kc	3.00%	4/25/2022	3,794,664		867,824
Fnr 2020-47 Ga	2.00%	11/25/2022	3,445,155		2,965,768
Fhr 3970 Da	3.00%	1/15/2021	5,292,557		8,856
Fhr 3979 Gd	3.00%	11/15/2021	3,495,085		133,132
Fhr 4039 Me	2.00%	10/16/2023	4,992,978		408,167
Fhr 4272 Yg	2.00%	11/15/2023	4,992,978		621,391
Fhr 4297 Ca	3.00%	11/15/2022	6,490,872		1,064,579
Fhr 4302 Da	3.00%	7/15/2022	8,737,712		1,425,587
Fhr 4486 Jn	2.00%	4/15/2024	2,995,787		571,410
Fhr 4504 Dn	3.00%	1/18/2022	6,590,731		828,933
Fhr 4571 Ca	2.50%	10/15/2026	4,094,242		1,770,424
Fhr 5057 Ab	2.50%	11/25/2026	2,676,236		2,713,188
Fnr 2011-24 Ha	4.00%	5/25/2022	16,476,828		775,497
Gnr 2013-41 Pa	2.50%	6/20/2023	5,691,995		1,042,553
Gnr 2013-124 Cp	2.50%	4/20/2022	4,244,032		239,937
Gnr 2015-16 Gm	2.00%	12/20/2024	6,191,293		1,465,619
Gnr 2020-74 Dc	1.00%	2/22/2028	3,994,383		3,173,054
Mbart 2018-1 A3	3.03%	12/15/2021	2,047,121		974,459
Narot 2019-C A3	1.93%	3/15/2023	1,497,893		1,529,728
Ubscm 2012-C1 A3	3.40%	3/10/2022	3,445,155		3,182,329
T 2 1/2 02/28/21	2.50%	3/1/2021	778,905		788,263
T 1 1/2 08/31/21	1.50%	8/31/2021	6,654,642		6,748,219
Wfcm 2012-Lc5 A3	2.92%	9/15/2022	3,195,506		2,910,772
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Woart 2019-B A3	2.59%	11/15/2022	2,895,927		2,947,430
Wrapper					6,706
Total American United Life Insurance Company: S00020					$58,452,254

Reinsurance Group of America Contract No. RGA00084
Abbvie, Inc. 3.20 11/21/2029	3.20%	11/21/2029	2,895,927		$3,254,112
American Express Master Trust 2.87 10/15/2024	2.87%	10/15/2024	3,515,057		3,631,237
Anheuser-Busch Inbev Sa/Nv 3.65 02/01/2026	3.65%	2/1/2026	973,631		1,114,767
Anthem, Inc. 2.95 12/01/2022	2.95%	12/1/2022	998,596		1,048,534
At&T, Inc. 2.75 06/01/2031	2.75%	6/1/2031	3,145,576		3,367,634
Bank Of America Corp. 3.004 12/20/2023	3.00%	12/20/2023	1,651,677		1,740,735
Bank Of America Corp. 3.593 07/21/2028	3.59%	7/21/2028	399,438		459,969
Bank Of America Corp. 4.183 11/25/2027	4.18%	11/25/2027	449,368		523,052
Bank Of America Corp. 4.20 08/26/2024	4.20%	8/26/2024	2,196,910		2,496,515
Barclays Plc 4.337 01/10/2028	4.34%	1/10/2028	998,596		1,167,339
Bayer Ag 4.375 12/15/2028	4.38%	12/15/2028	923,701		1,087,788
Bayerische Motoren Werke Ag 2.80 04/11/2026	2.80%	4/11/2026	998,596		1,087,303
Bayerische Motoren Werke Ag 3.15 04/18/2024	3.15%	4/18/2024	524,263		568,562
Berkshire Hathaway Energy 2.70 09/15/2030	2.70%	9/15/2030	1,547,823		1,712,450
Bnp Paribas Sa 4.375 05/12/2026	4.38%	5/12/2026	624,122		721,051
Bnp Paribas Sa 4.375 09/28/2025	4.38%	9/28/2025	1,897,332		2,194,842
Bnp Paribas Sa 4.625 03/13/2027	4.63%	3/13/2027	224,684		265,039
Boston Properties, Inc. 3.125 09/01/2023	3.13%	9/1/2023	1,447,964		1,551,947
Boston Properties, Inc. 3.25 01/30/2031	3.25%	1/30/2031	748,947		835,471
British American Tobacco Plc 2.726 03/25/2031	2.73%	3/25/2031	773,912		806,734
Burlington Northern Santa Fe Llc 3.442 06/16/2028	3.44%	6/16/2028	396,007		447,843
Capital One Financial Corp. 3.50 06/15/2023	3.50%	6/15/2023	948,666		1,019,425
Capital One Financial Corp. 4.20 10/29/2025	4.20%	10/29/2025	499,298		573,071
Cash	0.01%		5,482,602		5,482,602
Charter Communications, Inc. 4.20 03/15/2028	4.20%	3/15/2028	1,447,964		1,688,002
Charter Communications, Inc. 4.908 07/23/2025	4.91%	7/23/2025	1,348,104		1,595,336
Charter Communications, Inc. 5.05 03/30/2029	5.05%	3/30/2029	249,649		306,590
Cigna Corp. 4.375 10/15/2028	4.38%	10/15/2028	549,228		668,627
Comcast Corp. 3.95 10/15/2025	3.95%	10/15/2025	549,228		635,445
Conocophillips 4.95 03/15/2026	4.95%	3/15/2026	1,747,542		2,123,273
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Cox Enterprises, Inc. 3.25 12/15/2022	3.25%	12/15/2022	998,596		1,053,231
Cox Enterprises, Inc. 3.85 02/01/2025	3.85%	2/1/2025	1,398,034		1,581,215
Crh Plc 3.875 05/18/2025	3.88%	5/18/2025	948,666		1,073,554
Cvs Health Corp. 4.30 03/25/2028	4.30%	3/25/2028	816,851		981,659
Dominion Energy, Inc. 2.75 03/15/2023	2.75%	3/15/2023	973,631		1,027,197
Dominion Energy, Inc. 3.375 04/01/2030	3.38%	4/1/2030	1,148,385		1,317,126
Dow, Inc. 4.80 11/30/2028	4.80%	11/30/2028	1,447,964		1,785,315
Equity Residential 4.625 12/15/2021	4.63%	12/15/2021	1,497,893		1,544,129
Exelon Corp. 2.95 08/15/2027	2.95%	8/15/2027	499,298		559,680
Exelon Corp. 3.15 10/15/2025	3.15%	10/15/2025	943,673		1,053,450
Exxon Mobil Corp. 3.482 03/19/2030	3.48%	3/19/2030	1,148,385		1,347,763
Fannie Mae 2.00 11/01/2050	2.00%	11/1/2050	4,518,293		4,713,559
Fannie Mae 2.50 08/01/2050	2.50%	8/1/2050	6,278,465		6,696,788
Fannie Mae 2.50 09/01/2040	2.50%	9/1/2040	11,564,295		12,379,730
Fannie Mae 2.50 09/01/2050	2.50%	9/1/2050	8,303,153		8,817,727
Fannie Mae 2.887 10/01/2047	2.88%	10/1/2047	396,778		414,545
Fannie Mae 2.954 10/01/2047	2.95%	10/1/2047	268,873		280,843
Fannie Mae 3.071 07/01/2047	3.07%	7/1/2047	1,677,178		1,753,906
Fannie Mae 3.147 07/01/2047	3.15%	7/1/2047	1,727,233		1,808,923
Fannie Mae 3.156 06/01/2047	3.16%	6/1/2047	1,261,537		1,320,200
Fannie Mae 3.326 10/01/2049	3.32%	10/1/2049	2,321,916		2,428,776
Fannie Mae 3.50 02/01/2037	3.50%	2/1/2037	4,258,543		4,531,319
Fannie Mae 3.50 10/01/2049	3.50%	10/1/2049	1,779,904		1,885,428
Fannie Mae 3.50 11/01/2039	3.50%	11/1/2039	3,308,097		3,502,669
Fannie Mae 4.00 03/01/2037	4.00%	3/1/2037	352,532		381,917
Fannie Mae 4.50 01/01/2043	4.50%	1/1/2043	3,928,375		4,397,816
Fannie Mae 4.50 06/01/2047	4.50%	6/1/2047	3,731,646		4,103,070
Fannie Mae 4.50 06/01/2048	4.50%	6/1/2048	459,403		500,938
Fannie Mae 4.50 07/01/2048	4.50%	7/1/2048	825,644		900,150
Fannie Mae 4.50 08/01/2040	4.50%	8/1/2040	1,840,821		2,050,373
Fannie Mae 5.00 02/01/2049	5.00%	2/1/2049	401,409		445,322
Fannie Mae 5.00 03/01/2049	5.00%	3/1/2049	1,357,441		1,506,938
Fannie Mae 5.00 12/01/2048	5.00%	12/1/2048	1,428,477		1,585,496
Ford Motor Credit Co. Llc 4.063 11/01/2024	4.06%	11/1/2024	449,368		475,136
Ford Motor Credit Co. Llc 4.375 08/06/2023	4.38%	8/6/2023	2,346,700		2,476,053
Freddie Mac 3.213 05/01/2047	3.21%	5/1/2047	232,257		242,659
Freddie Mac 3.272 07/01/2047	3.27%	7/1/2047	581,373		608,016
Freddie Mac 3.372 06/01/2048	3.37%	6/1/2048	347,134		362,353
Freddie Mac Gold 4.00 02/01/2046	4.00%	2/1/2046	2,374,212		2,579,965
Freddie Mac Gold 4.00 11/01/2045	4.00%	11/1/2045	471,301		513,674
Freddie Mac Gold 4.50 04/01/2047	4.50%	4/1/2047	2,410,226		2,645,174
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Freddie Mac Gold 4.50 07/01/2045	4.50%	7/1/2045	2,919,617		3,276,164
Freddie Mac Gold 4.50 09/01/2044	4.50%	9/1/2044	3,895,701		4,376,767
Freddie Mac Gold 4.50 10/01/2047	4.50%	10/1/2047	638,922		699,869
Freddie Mac Pool 2.00 08/01/2050	2.00%	8/1/2050	5,581,140		5,825,743
Freddie Mac Pool 2.50 07/01/2050	2.50%	7/1/2050	5,325,005		5,655,034
Freddie Mac Pool 2.50 08/01/2040	2.50%	8/1/2040	652,666		700,691
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	1,373,492		1,470,342
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	3,620,041		3,869,836
Home Depot, Inc. 2.50 04/15/2027	2.50%	4/15/2027	674,052		742,959
Hsbc Holdings Plc 2.848 06/04/2031	2.85%	6/4/2031	998,596		1,074,417
Hsbc Holdings Plc 4.25 08/18/2025	4.25%	8/18/2025	1,897,332		2,185,273
Imperial Brands Plc 3.875 07/26/2029	3.88%	7/26/2029	998,596		1,132,302
Jpmorgan Chase & Co. 2.522 04/22/2031	2.52%	4/22/2031	823,841		889,008
Jpmorgan Chase & Co. 2.956 05/13/2031	2.96%	5/13/2031	549,228		604,248
Jpmorgan Chase & Co. 3.375 05/01/2023	3.38%	5/1/2023	1,497,893		1,609,257
Jpmorgan Chase & Co. 3.625 12/01/2027	3.63%	12/1/2027	349,508		398,409
Jpmorgan Chase & Co. 4.493 03/24/2031	4.49%	3/24/2031	1,398,034		1,735,797
Kinder Morgan, Inc. 4.30 06/01/2025	4.30%	6/1/2025	2,346,700		2,685,501
Lloyds Banking Group Plc 4.582 12/10/2025	4.58%	12/10/2025	1,497,893		1,716,781
Nextera Energy, Inc. 2.85 04/01/2025	2.85%	4/1/2025	449,368		492,132
Nextera Energy, Inc. 3.15 04/01/2024	3.15%	4/1/2024	973,631		1,060,006
Occidental Petroleum Corp. 3.20 08/15/2026	3.20%	8/15/2026	1,048,525		993,047
Oracle Corp. 2.95 04/01/2030	2.95%	4/1/2030	249,649		280,835
Philip Morris International, Inc. 2.10 05/01/2030	2.10%	5/1/2030	2,546,419		2,663,223
Prosus Nv 3.68 01/21/2030	3.68%	1/21/2030	299,579		330,723
Prosus Nv 5.50 07/21/2025	5.50%	7/21/2025	773,912		906,981
Relx Plc 3.00 05/22/2030	3.00%	5/22/2030	998,596		1,111,517
Slm Student Loan Trust 0.38475 01/25/2041	0.38%	1/25/2041	2,767,664		2,670,995
Slm Student Loan Trust 0.38475 07/25/2040	0.38%	7/25/2040	2,586,363		2,468,312
Slm Student Loan Trust 0.81475 01/25/2041	0.81%	1/25/2041	703,700		694,954
Slm Student Loan Trust 0.84475 01/25/2040	0.84%	1/25/2040	3,118,307		3,066,380
State Street Corp. 2.901 03/30/2026	2.90%	3/30/2026	299,579		328,471
State Street Corp. 3.152 03/30/2031	3.15%	3/30/2031	2,221,875		2,548,552
Target Corp. 2.65 09/15/2030	2.65%	9/15/2030	1,048,525		1,185,466
The Sherwin-Williams Co. 3.45 06/01/2027	3.45%	6/1/2027	998,596		1,135,548
The Southern Co. 3.70 04/30/2030	3.70%	4/30/2030	1,098,455		1,278,195
The Williams Companies, Inc. 3.25 05/15/2030	3.25%	5/15/2030	1,198,315		1,347,077
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	T-Mobile U.S., Inc. 2.55 02/15/2031	2.55%	2/15/2031	1,298,174		1,380,369
	T-Mobile U.S., Inc. 3.75 04/15/2027	3.75%	4/15/2027	524,263		601,181
	Toyota Auto Receivables Owner Trust 1.66 09/15/2025	1.66%	9/15/2025	1,083,476		1,120,343
	U.S. Treasury Note/Bond 0.125 04/30/2022	0.13%	4/30/2022	3,994,383		3,996,157
	U.S. Treasury Note/Bond 0.125 05/31/2022	0.13%	5/31/2022	3,899,516		3,900,706
	U.S. Treasury Note/Bond 0.125 06/30/2022	0.13%	6/30/2022	10,335,465		10,336,741
	U.S. Treasury Note/Bond 0.125 09/30/2022	0.13%	9/30/2022	1,712,592		1,713,139
	U.S. Treasury Note/Bond 0.125 10/15/2023	0.13%	10/15/2023	1,482,915		1,482,155
	U.S. Treasury Note/Bond 0.125 11/30/2022	0.13%	11/30/2022	12,856,919		12,859,336
	U.S. Treasury Note/Bond 0.25 10/31/2025	0.25%	10/31/2025	1,363,083		1,357,490
	U.S. Treasury Note/Bond 0.375 03/31/2022	0.38%	3/31/2022	4,992,978		5,013,540
	U.S. Treasury Note/Bond 1.50 10/31/2021	1.50%	10/31/2021	1,093,462		1,108,748
	U.S. Treasury Note/Bond 2.375 04/15/2021	2.38%	4/15/2021	1,997,191		2,020,158
	U.S. Treasury Note/Bond 2.625 12/15/2021	2.63%	12/15/2021	6,490,872		6,653,247
	United Parcel Service, Inc. 4.45 04/01/2030	4.45%	4/1/2030	973,631		1,228,104
	Unitedhealth Group, Inc. 2.95 10/15/2027	2.95%	10/15/2027	998,596		1,127,502
	Verizon Communications, Inc. 3.376 02/15/2025	3.38%	2/15/2025	989,608		1,111,304
	Wells Fargo & Co. 2.879 10/30/2030	2.88%	10/30/2030	249,649		273,440
	Wells Fargo & Co. 3.45 02/13/2023	3.45%	2/13/2023	948,666		1,017,847
	Wells Fargo & Co. 4.478 04/04/2031	4.48%	4/4/2031	2,171,946		2,677,448
	Zoetis, Inc. 4.50 11/13/2025	4.50%	11/13/2025	973,631		1,142,108
	Total Reinsurance Group of America Contract No. RGA00084					$261,140,952
	Total synthetic GICs (including wrapper contracts)					1,294,052,270
	Total investment					$17,297,749,362

*	Loans receivables from participants
	26364 loans carrying an interest rate of 4.25% to 10.50% with maturity dates through 2041					208,094,290

	Other Investment Liabilities
	Payable in Brazil Real			(4,007,146)		$(771,544)
	Payable in Canadian Dollar			(453)		(356)
	Payable in Hong Kong Dollar			(328,309)		(42,341)
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Payable in Japanese Yen			(22,228)		(215)
Payable in Russian Ruble			(59,339,646)		(801,337)
Payable in U.S. Dollar			(1,510,685)		(1,510,685)
Total Other Investment Liabilities					(3,126,478)
Total					$17,502,717,174
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Citi Retirement Savings Plan

By: /s/ Sara Wechter
Sara Wechter
Global Head of Human Resources

Date: June 11, 2021

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

23.1*	Consent of KPMG LLP

______________________
* Filed herewith.